Exhibit D




[GRAPHICS OMITTED]







                                 New Nouveau
                                  Brunswick
                                    CANADA











                                                                 December 2002

                               TABLE OF CONTENTS
                                                                           Page

Map of the Province......................................................    3
Province of New Brunswick................................................    4
         General Information.............................................    5
         The Economy.....................................................    6
         Revenue and Expenditure of the Province.........................   18
         Financing.......................................................   27
         Consolidation of New Brunswick Public Sector Debt...............   32
         Public Sector Pension Liabilities...............................   32
         New Brunswick Power Corporation.................................   33
         Tables and Supplementary Information of the Province............   45
         Funded Debt Outstanding at March 31, 2002.......................   48
Foreign Exchange.........................................................   51
Sources of Information...................................................   51


          All dollar amounts herein are in Canadian dollars unless otherwise specified. On December 18, 2002, the noon buying rate in the City of New York for cable transfers payable in Canadian dollars, as reported by The Federal Reserve Bank of New York, was $1.5537 per U.S. dollar.

          Financial data for the Province of New Brunswick ("New Brunswick" or the "Province") have been rounded. Certain information presented in tabular form may not add to the total presented due to such rounding.

          Certain historical financial data for the Province have been restated to reflect several accounting changes including the recognition of the following liabilities: accrued retirement allowance entitlements; accrued summer pay for teachers; accrued vacation pay entitlements and liability for Workers' Compensation benefits for Provincial employees (fiscal year ended March 31, 1998) and recognition of Harmonization Transitional Payments as per the federal government's funding formula, carrying low interest loans made by the Province as an asset at net present value instead of at face value, recording all long term leases of real property as capital leases, inclusion of Service New Brunswick's financial position and results of operations in the Province's financial statements using the consolidation method, inclusion of Hospital Corporation's financial positions and results of operations using the equity method (fiscal year ended March 31, 1999), and the adoption by NB Power of a new accounting policy requiring immediate recognition of foreign exchange gains or losses (fiscal year ended March 31, 2002.)

          Compound annual rates of growth are computed by using the "geometric average method", which is based on first and last year observations of the variables rather than all observations over the period concerned.

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                                    [MAP]

                           PROVINCE OF NEW BRUNSWICK
     The following summary information is qualified in its entirety by the information contained herein.




                                                                                                                       Compound
                                                                    Year ended March 31,                                Annual
                                                               (Canadian dollars in millions)                         Growth Rate
                                                    ------------------------------------------------------------
                                                        1997         1998         1999         2000         2001      1997-2001
                                                        ----         ----         ----         ----         ----      ---------
Economy(1)
Gross Domestic Product at market prices              $16,845      $17,633      $19,005      $20,008      $20,507           5.0%
Personal Income                                       15,118       15,835       16,628       17,436       18,183           4.7%
Retail Trade                                           5,656        6,043        6,609        6,905        7,070           5.7%
Manufacturing Shipments                                8,364        8,135        9,541       11,419       12,250          10.0%
Foreign Commodity Exports                              5,471        5,459        6,085        7,402        8,215          10.7%
Population at July 1 (in thousands)                      754          753          756          756          756           0.1%
Unemployment Rate                                      12.7%        12.2%        10.2%        10.0%        11.2%            ---
Change in Consumer Price Index                          1.9%         0.6%         1.6%         3.3%         1.7%            ---







                                                                              Year ended March 31,
                                                                          (Canadian dollars in millions)
                                                          ---------------------------------------------------------
                                                                                                           Budget
                                                                                                          Estimates
                                                            1999        2000        2001        2002        2003
                                                          -------     -------     -------     -------     ---------
Government Finance
Ordinary Account Surplus (Deficit)                        $(159.8)    $   8.9     $ (81.5)    $  (2.3)     $(102.0)
Net Capital Expenditure                                    (283.3)     (253.4)     (141.9)     (183.0)      (209.8)
Surplus (Deficit) on Special Purpose Account                  8.7         7.3         6.7         3.6          1.5
Surplus (Deficit) on Special Operating Agency                 5.3        (0.8)        6.0        (2.6)        11.6
Earnings from Sinking Fund                                  226.5       203.7       220.0       230.9        240.0
                                                          -------     -------     -------     -------      -------
Surplus (Deficit) from Operations                          (199.7)      (27.3)      115.8       143.8        (58.7)



                                                                          Year ended March 31,
                                                                     (Canadian dollars in millions)
                                                        -----------------------------------------------------------

                                                          1998        1999         2000         2001         2002
                                                        --------    --------     --------     --------     --------

Provincial Purpose
Funded Debt and Capital Loans[2]
Gross Funded Debt and Capital Loans                     $6,685.1    $7,194.0     $7,408.5     $7,656.2     $8,004.7
Less Sinking Funds                                       2,440.0     2,693.2      2,925.5      3,130.2      3,358.8
                                                        --------    --------     --------     --------     --------
Net Funded Debt and Capital Loans                       $4,245.1    $4,500.8     $4,483.0     $4,526.0     $4,645.9
                                                        ========    ========     ========     ========     ========





                                                                           Year ended March 31,
                                                                      (Canadian dollars in millions)
                                                          1998        1999         2000         2001         2002
                                                        --------    --------     --------     --------     --------
Advances to New Brunswick Power Corporation [2]
Gross Advances                                           $3,021.1     $3,017.1    $2,930.3     $3,061.1     $3,121.7
Less Sinking Funds                                          205.2        251.2       295.2        297.3        327.4
                                                         --------     --------    --------     --------     --------
Net Advances                                             $2,815.6     $2,765.9    $2,635.1     $2,763.8     $2,794.3
                                                         ========     ========    ========     ========     ========



                                                                           Year ended March 31,
                                                                      (Canadian dollars in millions)

                                                          1998        1999         2000         2001         2002
                                                        --------    --------     --------     --------     --------

Contingent Liabilities
Gross Contingent Liabilities                             $45.4        $64.5        $50.6       $135.7       $151.4
Less Sinking Funds                                       -----        -----        -----       ------       ------
Net Contingent Liabilities                               $45.4        $64.5        $50.6       $135.7       $151.4
                                                         =====        =====        =====       ======       ======


________________________________
1Source:  Statistics Canada - Numbers are subject to adjustment.
2Foreign currency issues are expressed as the Canadian dollar equivalent at fiscal year end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.


                           PROVINCE OF NEW BRUNSWICK
                              GENERAL INFORMATION


INTRODUCTION

          The province of New Brunswick is located on the eastern seaboard of Canada and has a total area of 28,355 square miles of which about 12,877 square miles is Crown land owned by the Province. The St. John River flows for a distance of over 300 miles through the province to its mouth on the Bay of Fundy. The province's population is concentrated principally in the valleys of the St. John and other rivers.

          A large part of New Brunswick is covered by forests, which constitute a major natural resource. Other natural resources include fish and shellfish, farmland and base metals, coal, potash, limestone and other minerals. The location of the province provides the advantage of cost effective water transportation for its products to export markets in the eastern U.S., Great Britain and Western Europe. Saint John, New Brunswick's largest city, located at the mouth of the St. John River on the Bay of Fundy, is one of the two principal seaports in eastern Canada that remain open throughout the year. Consequently, some Canadian shipping, which would otherwise pass through the St. Lawrence River, is diverted to the Saint John port during the winter months.

          According to Statistics Canada, the population of the province on July 1, 2002 was estimated at 756,652. The three largest urban areas of New Brunswick and their respective populations based on 2001 census figures are Saint John (122,678), Moncton (117,727) and Fredericton (81,346), the capital of the province.

GOVERNMENT


          Canada consists of a federation of provinces and federal territories with a constitutional division of powers between the federal and provincial governments established by the Constitution Act, 1867 and the Constitution Act, 1982. Under these Acts the Provinces are assigned jurisdiction over health, social services, education, municipal institutions, property and civil rights, natural resources and other matters of purely private or local concern. The Parliament of Canada has jurisdiction over all areas not assigned exclusively to the provincial legislatures, including such matters as the federal public debt and property, the regulation of trade and commerce, currency and coinage, banks and banking, national defense, the postal services, railways and navigation and employment insurance.

          The Constitution Act, 1982 provides for enlarged provincial jurisdiction over and taxation of certain natural resources and electrical energy, a Charter of Rights and Freedoms, including language rights, the principles of the reduction of regional economic disparities and the making of fiscal equalization payments to certain Provinces by the Government of Canada, and for the amendment of the constitution in Canada. Each Province owns mineral and other resources on its provincial Crown Lands and may own sub-surface resources on its other lands.

          The executive power in New Brunswick is vested in the Lieutenant-Governor acting on the advice of the Executive Council. The Executive Council is responsible to the Legislative Assembly. The Lieutenant-Governor, who is the representative of the Queen, is appointed by the Governor-General of Canada in Council on the recommendation of the Prime Minister of Canada. Members of the Executive Council are appointed by the Lieutenant-Governor on the nomination of the Premier from members of the Legislative Assembly. There are presently 16 members of the Executive Council, including the Premier, the Honourable Bernard Lord. The present Lieutenant-Governor, Her Honour Marilyn Trenholme Counsell, took office on April 18, 1997.

          Legislative power is exercised by the Legislative Assembly and legislation becomes effective upon the assent of the Lieutenant-Governor unless otherwise specified in the legislation. The Legislative Assembly is elected for a term of five years and may be dissolved at any time by the Lieutenant-Governor on the advice of the Premier. Forty-seven members are from the Progressive Conservative Party, seven members are from the Liberal Party and one member is from the New Democratic Party. The last provincial general election was held on June 7, 1999.

REGIONAL COOPERATION

          New Brunswick, along with Nova Scotia and Prince Edward Island, is one of the three Maritime provinces of Canada. In the summer of 1992, each of the Maritime provinces enacted common legislation which set out a vision of economic union within the region. Since the enactment of the Maritime Economic Cooperation Act, Maritime governments have pursued joint initiatives in many sectors of the economy aimed at enhancing the competitiveness of the region's business community and providing more efficient and effective public services within the region. Recently, regional economic cooperation was formally extended to include all four Atlantic provinces, the three Maritime provinces plus the Province of Newfoundland and Labrador. The Council of Atlantic Premiers held its first session on May 15, 2000 in Moncton, New Brunswick, at which time a Memorandum of Understanding on Atlantic Canada Cooperation was signed.

INTERNATIONAL TRADE AGREEMENTS

          The Government of New Brunswick believes that Canada's participation in the Canada-U.S. Free Trade Agreement and North American Free Trade Agreement improves the province's international trade opportunities, particularly with neighbouring U.S. states. The conclusion of the Uruguay Round of GATT, and the subsequent formation of the World Trade Organization, is beneficial for the export-oriented economies of both Canada and New Brunswick. The launch of another round of WTO negotiations in November 2001 is seen as complimentary to bilateral agreements with the U.S. Secure access to U.S. markets for the vast majority of the province's exports continues. The Province participates actively on Federal/Provincial consultative committees concerned with implementation and future negotiation issues.

          On March 22, 2002, the U.S. Department of Commerce (DOC) found that Canadian softwood lumber producers, other than those from Atlantic
Canada, had benefited from countervailable subsidies, and also found that Canadian producers of softwood lumber had sold their product below fair market value. The DOC set the Countervailing Duty (CVD) rate at 18.79% and the "all others" Anti-Dumping (AD) rate at 8.43%. As a result of our exemption from the subsidies case, New Brunswick and all other Atlantic Canada softwood lumber producers are paying only the 8.3% AD rate at the U.S. Canada border. Formal negotiations between the US and Canada broke down in March of 2002, however meetings between Canadian, federal and provincial, "Heads of Delegation" and US DOC representatives have continued. New Brunswick will continue to support the Canadian federal government on both the litigation track, as cases move forward before both WTO and NAFTA panels, and in pursuing political discussions and negotiations towards a long term solution.

                                  THE ECONOMY

RECENT DEVELOPMENTS


          The impact of problems in world financial markets, recession in the U.S. and slower growth in the European Union and Japan, as well as acts of terrorism, slowed Canadian economic growth in 2001. Real Gross Domestic Product at market prices ("Real GDP") growth for Canada was estimated to have increased 1.5% in 2001, down from a 4.5% increase the previous year. Economic growth for New Brunswick for 2001 also slowed from the previous year as personal consumption and business investment decreased from high rates of increase experienced over the 1998 to 2000 period. Estimated Real GDP growth for New Brunswick in 2001 is for an increase of 1.0% from the previous year. Nationally, economic growth was led by Nova Scotia and Alberta, which experienced increases above the national average due to energy production. For New Brunswick, growth was centered in a diverse group of service industries including, information and cultural, professional, scientific and technical and finance. Output from the goods producing sector declined 2.9% as stable performances in most sectors were offset by a decline in the construction industry as activity weakened from the historical highs of 1999 and 2000. Output from the service sector increased 2.1%.

          In 2001, retail sales in New Brunswick increased 2.4%, over the year 2000 level compared to a 4.4% national increase. Following several strong years, new motor vehicles sales posted a 7.9% decrease. New Brunswick's Consumer Price Index increased 1.7%, compared to a 2.6% increase for Canada. Despite the problems in world commodity markets, New Brunswick manufacturing shipments in 2001 increased 7.3% over 2000, compared to the national decrease of 5.3%. Wages and salaries earned in New Brunswick increased 3.7% to $9.7 billion in 2001, modestly below the national rate of 4.4%. New Brunswick's housing starts in 2001 totalled 3,462, a 12.4% increase from 2000. With the completion of large investment projects in the manufacturing, transportation and the utilities sectors, capital investment in the province decreased 16.9% from 2000. However, total capital spending was the third highest in history, exceeded only by the 1999 and 2000 expenditures. Capital investment in Canada increased by 4.5% in 2001. In the agriculture sector, farm cash receipts increased 12.5% in 2001 with potato receipts up 31.8%. The value of mineral production in New Brunswick rose 2.2%, as an increase in the base metals sector offset a drop in the value of non-metallic products.

          Foreign exports increased 11.0% in 2001 to $8.2 billion. The value of energy products increased 41.4% over the 2000 level while food products increased 8.7%. However, declines in world commodity prices led to a 16.1% decline in export value of forestry products.

          New Brunswick's employment level in 2001 was unchanged from 2000. With the labour force continuing to expand, the unemployment rate increased from 10.0% in 2000, the lowest rate since 1976, to 11.2% in 2001.

ECONOMIC ACTIVITY

          In 2001, the nominal value of GDP of New Brunswick was estimated at $20,507 million (in current prices) or $27,090 per capita. Over the 1997 to 2001 period, Real GDP grew at a compound annual growth rate of 3.0% compared to a national rate of growth of 3.9%.

          Between 1997 and 2001, the output from goods producing industries increased at a compound annual growth rate of 2.6% to $5,109.3 million, while output from the service producing industries increased at a compound annual growth rate of 3.4% to $12,199.6 million.

          The gross value of manufacturing shipments increased at a compound annual growth rate of 10.0% (in current prices) over the 1997 to 2001 period and foreign exports of commodities rose at a compound annual growth rate of 10.7% (in current prices).

          Personal income has increased from $15,118 million in 1997 to $18,138 million in 2001 (in current prices), a compound annual growth rate of 4.7%. On a per capita basis, personal income increased from $20,050 to $23,960 (in current prices) over the same period, growing at a compound annual growth rate of 4.6%, modestly in advance of the national compound annual growth rate. Retail sales for New Brunswick increased at a compound annual growth rate of 5.7% (in current prices) over the same period.

          The following table sets forth selected indices of economic activity for New Brunswick and for Canada as a whole for the years 1997 through 2001.


                                                                SELECTED ECONOMIC INDICATORS

                                                                                                                     Compound
                                                                 Year Ended December 31,                              Annual
                                                ---------------------------------------------------------------     Growth Rate
                                                  1997          1998          1999        2000          2001         1997-2001
                                                --------      --------      --------   ----------    ----------     -----------
                                                                       (millions of dollars)
Gross Domestic Product at market prices         $ 16,845      $ 17,633      $ 19,005   $   20,008    $   20,507        5.0
Gross Domestic Product (Canada)
  at market prices                               882,733       914,973       980,524    1,064,995     1,092,246        5.5
Per Capita Gross Domestic Product
  (in dollars)                                    22,341        23,417        25,206       26,501        27,090        4.9
Per Capita Gross Domestic Product (Canada)
  (in dollars)                                    29,437        30,249        32,149       34,611        35,141        4.5
Personal Income                                   15,118        15,835        16,628       17,436        18,138        4.7
Per Capita Personal Income (in dollars)           20,050        21,029        22,053       23,094        23,960        4.6
Per Capita Personal Income (Canada)
    (in dollars)                                  23,860        24,740        25,693       27,263        28,076        4.2
Private and Public Investment (new)                2,763         3,157         3,956        3,924         3,262        4.2
Retail Trade                                       5,656         6,043         6,609        6,905         7,070        5.7
Manufacturing Shipments                            8,364         8,135         9,541       11,419        12,250       10.0
Foreign Commodity Exports                          5,471         5,459         6,085        7,402         8,215       10.7
Real Gross Domestic Product (chained
    1997 dollars)                               $ 16,845      $ 17,462      $ 18,529   $   18,785    $   18,972        3.0
Real Gross Domestic Product (Canada)
   at market prices (chained 1997 dollars)       882,733       918,910       968,451    1,012,335     1,027,523        3.9
Change in Consumer Price Index                      1.9%          0.6%          1.6%         3.3%          1.7%
Change in Consumer Price Index (Canada)             1.6%          0.9%          1.7%         2.7%          2.6%


Source:   Statistics Canada.




NEW INVESTMENT

          The following table sets forth statistics regarding new investment in New Brunswick, by sector, and compares total new investment with Canada as a whole.

                                                                           NEW INVESTMENT

                                                                                Year Ended December 31,
                                                            -----------------------------------------------------------------
                                                               1997          1998          1999         2000         2001[1]
                                                            ----------    ----------    ----------   ----------    ----------
                                                                                 (millions of dollars)
Construction Investment
   Housing                                                  $    629.6    $    587.6    $    645.6   $    726.7    $    794.5
   Transportation and Warehousing                                 17.3         217.4         420.1           nd          43.3
   Manufacturing                                                  81.9         158.5         375.7           nd          71.0
   Public Administration                                         437.5         411.9         595.0        485.3         370.6
   Utilities                                                        nd          55.8         101.2        135.2         146.7
   Finance and Insurance                                           7.1          24.9          34.6         14.8          15.3
   Mining and Oil and Gas Extraction                              73.1            nd            nd         89.6          74.1
   Agriculture, Forestry, Fishing and Hunting                     54.3          32.7          31.4         32.3          31.3
   Educational Services                                           38.1          27.4          45.8         51.1          50.8
   Retail Trade                                                   36.8          44.4          18.9         22.4          43.7
   Information and Cultural Industries                            65.0            nd            nd         26.5          34.7
   Health Care and Social Assistance                              27.3          20.8          24.2         12.5          24.0
   Construction                                                    7.4           7.5           9.1          9.5           7.3
   Real Estate and Rental and Leasing                             16.1          13.3          29.1         21.7          18.6
   Professional, Scientific & Technical Services                   4.8           2.6           2.8          3.9           5.3
   Administrative & Support, Waste
      Management & Remediation Services                           15.9           4.6           8.6         10.0          16.4
   Accommodation and Food Services                                 3.5          10.3           5.4          5.2           3.6
   Wholesale Trade                                                 7.1           9.0           8.7         13.2          11.4
   Other Services                                                  4.5            nd           6.7          5.5           3.3
   Management of Companies & Enterprises                            nd            nd           0.1          2.8            nd
   Arts, Entertainment and Recreation                              0.5           2.8           1.8          1.9            nd
                                                            ----------    ----------    ----------   ----------    ----------
Total Construction[2]                                          1,588.4       1,734.7       2,456.6      2,355.9       1,768.1
                                                            ----------    ----------    ----------   ----------    ----------
Machinery Equipment Investment
   Manufacturing                                                 324.1         345.2         442.9           nd         320.3
   Finance and Insurance                                         117.9         175.4         158.1        190.0         179.4
   Information and Cultural Industries                           158.3            nd            nd        141.8         202.0
   Transportation and Warehousing                                 56.7         142.3         100.0           nd          89.2
   Construction                                                   67.1          71.9          71.7         72.3          56.4
   Agriculture, Forestry, Fishing and Hunting                     45.1          58.7          56.0         56.7          54.7
   Utilities                                                        nd          27.8          62.8        113.9          70.8
   Retail Trade                                                   91.6          63.2          44.8         54.7          71.6
   Professional, Scientific & Technical Services                  43.2          53.8          32.5         41.7          49.3
   Public Administration                                          83.0          98.0         113.3        124.8         122.0
   Real Estate and Rental and Leasing                              7.1          28.9          66.1         94.7          79.5
   Wholesale Trade                                                46.4          60.4          86.4         49.3          38.3
   Mining and Oil and Gas Extraction                              32.5            nd            nd         42.7          31.5
   Health Care and Social Assistance                              25.2          23.6          20.3         28.3          28.5
   Educational Services                                           17.7          16.9          24.6         20.3          22.1
   Administrative & Support, Waste
      Management & Remediation Services
                                                                  11.1          18.5          21.6         32.9          48.6
   Accommodation and Food Services                                10.1          12.6          26.2         10.2           7.4
   Other Services                                                 17.5            nd          13.9         14.3          12.9
   Management of Companies & Enterprises                            nd            nd           2.3          7.4            nd
   Arts, Entertainment and Recreation                               nd           6.2           3.0          3.1            nd
                                                            ----------    ----------    ----------   ----------    ----------
Total Machinery and Equipment[2]                               1,174.0       1,422.0       1,499.5      1,568.4       1,493.6
                                                            ----------    ----------    ----------   ----------    ----------
Total New Investment                                        $  2,762.5    $  3,156.8    $  3,956.1   $  3,924.3    $  3,261.7
                                                            ==========    ==========    ==========   ==========    ==========
Total New Investment (Canada)                               $168,195.0    $173,765.1    $178,343.9   $187,358.1    $195,854.9
                                                            ==========    ==========    ==========   ==========    ==========

[1] Preliminary actual.
[2] Total investments include amounts which are not separately disclosed by Statistics Canada.
nd:   not disclosed
Source:  Statistics Canada.


          Major investments in the 1990s included projects in the refined petroleum products, power generation, real estate, food processing, electronic products, communications, transportation, health, recreation, education and forestry-related industries.

          The New Brunswick economy slowed markedly in 2001 due to a sharp decrease in capital investment following the completion of major investment projects in the province and the U.S. economic recession. The U.S. is the province's main export destination. Despite these events, manufacturing shipments and exports increased significantly due to the higher price of refined petroleum products and increased production levels at the Irving Oil refinery following completion of its $1-billion upgrade in 1998-2000 to increase capacity and produce higher-value gasolines and diesel fuels.

          In 1999, Enbridge Gas New Brunswick, a joint venture between Enbridge Inc. and 28 New Brunswick investors, was awarded the province's natural gas distribution franchise. Over the life of the 20-year contract, Enbridge Gas New Brunswick intends to spend $300 million in capital investment in building a 1,450-km natural gas distribution system, and plans on having 70,000 customers at the end of this period. Construction on the distribution pipeline started in the spring of 2000, with an estimated 3,400 construction jobs to be created over the next 20 years, a large proportion of these occurring over the first five years of the project. In 2001, Enbridge Gas New Brunswick continued developing the natural gas distribution system in the province. Six marketer firms served the Saint John, Moncton, Fredericton and St. George areas with emphasis on the large industrial and commercial customers. Bayside Power became fully operational in late 2001 as Westcoast Energy undertook the $180-million conversion of NB Power's oil-fired unit at Courtenay Bay to natural gas. The plant makes deliveries to NB Power during the winter season and sells power to the New England Power Pool market the remainder of the year.

          Over the past two years, Aliant (owner of NBTel) and Rogers Communications Inc. (previously Shaw Communications Inc.) have made significant investments in the province's telecommunications system. During this period, Aliant has spent more than $200 million to offer new services to its customers, such as broadband Internet services and an interactive television system in New Brunswick. Rogers AT&T Wireless expanded network coverage throughout the province in 2001 at a cost of $15 million. Rogers Television New Brunswick (RTNB), a new local programming channel was recently launched. Investment of $1.6 million was made in new equipment and resources for the cable network, which has stations in six cities.

          During the 1990s, significant funds were directed at the New Brunswick highway system. During 1998, it was announced that The Canada-New Brunswick Highway Improvement Agreement would be extended. The three-year agreement, which began in April 1998, is worth approximately $300 million and is on a 50-50 cost-shared basis between the Province and the Federal Government. In January 1998, the Province also entered into a public-private partnership to build a state-of-the-art four-lane highway between Fredericton and Moncton, which was completed in November 2001 fully five weeks ahead of schedule. Total capital costs of the project were approximately $860 million. In 2000, with the removal of the tolls, the Province became responsible for the toll-based debt, in addition to the lease-based debt.


FOREIGN EXPORTS OF COMMODITIES

          Foreign exports of commodities have become increasingly important to both the New Brunswick and Canadian economies. In 2001, commodity exports were equivalent to 40.1% of GDP, compared to 34.2% for Canada. New Brunswick's foreign exports of commodities, estimated at $8,215.4 million in 2001, increased at a compound annual growth rate of 10.7% over the 1997 to 2001 period.

          Due to the significance of commodity exports, the economic performance of the province is highly dependent on international economic conditions, particularly in the U.S. In 2001, the U.S. purchased an aggregate of 89% of the province's foreign commodity exports. Energy products (mostly refined petroleum products and some electricity) accounted for 40.5% of all commodity exports that year, followed by forest products (lumber, pulp and paper) with 28.2% and agricultural and fishing products (16.5% of total). Other important commodity exports are fertilizers, plastic products, electronic parts and components, potash and metallic ores (mostly zinc).

          The table below shows foreign exports of commodities by New Brunswick for the years 1997 to 2001. The largest component, energy products, increased at a compound annual growth rate of 19.1% during that time, due mainly to an increase in world oil prices and a significant upgrade at the refinery in Saint John. Exports of forest products increased at a compound annual growth rate of 2.8%, as world paper prices floundered in 2001. Increasing at a compound annual growth rate of 9.8%, exports of agricultural and fishing products have reported strong increases in recent years to diverse markets such as the U.S., Japan and Europe.


                                              FOREIGN EXPORTS OF COMMODITIES

                                                             Year Ended December 31,                               Compound
                                                                                                                     Annual
                                                                                                              Growth Rate %
                                                1997         1998         1999        2000         2001           1997-2001
                                              --------     --------     --------    --------     --------     -------------
                                                           (millions of
                                                              dollars)

Forest Products                               $2,078.2     $2,399.8     $2,537.3    $2,764.8     $2,319.8           2.8
Energy Products                                1,651.3      1,226.1      1,488.9     2,351.1      3,324.2          19.1
Agriculture and Fishing Products                 929.6      1,001.7      1,140.4     1,243.5      1,352.3           9.8
Industrial Goods                                 498.9        448.8        452.0       464.6        584.1           4.0
Machinery and Equipment                          208.4        255.3        306.6       412.8        465.7          22.3
Other                                            104.3        127.0        160.2       165.9        169.1          12.8
                                              --------     --------     --------    --------     --------          ----

Total                                         $5,470.7     $5,459.2     $6,085.4    $7,402.2     $8,215.4          10.7
                                              ========     ========     ========    ========     ========          ====
****
-------------------------------------
Source:  Statistics Canada.

Structure of the Economy


          The New Brunswick economy receives a large contribution from natural resources, especially forestry and forestry-related industries. The provincial economy shows a larger concentration of service industries than goods producing industries compared to Canada as a whole. During the 1997 to 2001 period, GDP at factor cost in the service industries accounted for 69.6% of total GDP compared to 67.7% for Canada. The following table shows GDP at factor cost by industry in New Brunswick for the years 1997 to 2001, valued in 1997 constant dollars.

                                             GROSS DOMESTIC PRODUCT BY INDUSTRY


                                                                           Year Ended December 31,

                                                                                                                  Compound
                                                                                                                   Annual
                                                                                                                    Real
                                                                                                                   Growth
                                                                                                                   Rate %
                                                    1997         1998         1999         2000         2001      1997-2001
                                                    ----         ----         ----         ----         ----      ---------
                                                                        (millions of
                                                                        1997 dollars)
Goods Producing Industries
   Manufacturing(1)                                 $2,220.0     $2,369.8     $2,524.2     $2,560.0     $2,533.6       3.4
   Construction                                        813.9        897.8      1,125.7      1,093.9        947.1       3.9
   Utilities                                           631.0        643.3        666.0        644.7        644.5       0.5
   Agriculture, Forestry, Fishing and
    Hunting                                            621.9        572.7        672.2        683.3        685.3       2.5
   Mining and Oil and Gas Extraction                   326.5        302.8        291.1        281.4        298.8      (2.2)
                                                       -----        -----        -----        -----        -----
Total Goods Producing Industries                     4,613.3      4,786.4      5,279.2      5,263.3      5,109.3       2.6

Service Producing Industries
   Transportation and Warehousing                      889.6        854.5        958.6        985.8        957.0       1.8
   Information and Cultural Industries                 510.9        568.2        616.2        713.0        788.6      11.5
   Retail Trade                                        893.2        977.3      1,028.6      1,057.8      1,070.5       4.6
   Wholesale Trade                                     663.0        739.7        771.9        818.8        793.3       4.6
   Finance, Insurance and Real Estate                2,702.8      2,803.5      2,841.0      2,899.5      2,962.0       2.3
   Public Administration                             1,531.6      1,576.0      1,621.8      1,662.1      1,722.4       3.0
   Educational Services                                882.1        869.8        858.9        847.0        848.2      (1.0)
   Health Care and Social Assistance                 1,138.7      1,172.4      1,218.8      1,245.2      1,261.4       2.6
   Professional, Scientific and
     Technical Services
                                                       374.7        411.3        480.7        496.1        544.3       9.8
   Administrative and Waste
     Management Services
                                                       170.7        195.5        235.8        245.0        270.3      12.2
   Accommodation and Food Services                     391.0        397.5        418.1        445.2        444.2       3.2
   Arts, Entertainment and Recreation                  102.0        105.8        107.0        111.3        111.1       2.2
   Other Services (except Public
     Administration)
                                                       406.4        415.2        407.8        416.4        426.3       1.2
                                                       -----        -----        -----        -----        -----
Total Service Producing Industries                  10,656.7     11,086.7     11,565.2     11,943.2     12,199.6       3.4

Total Real Domestic Product
  (at basic prices)                                $15,270.1    $15,873.2    $16,844.5    $17,206.6    $17,308.9       3.2
                                                   =========    =========    =========    =========    =========       ===

---------------------
(1) Includes natural resources processing: output of forestry-related products accounted for approximately 46.5% of manufacturing
GDP at basic prices during the years 1997 through 2001.

Source:  Statistics Canada

                                      12

Primary Industries

          Mining. The New Brunswick mining sector has benefited from the development of base metal deposits (zinc, lead, copper and silver ores), potash and peat with increases in employment both directly from and through the development and operation of related smelting, and land and water transportation facilities. The New Brunswick mining industry employs approximately 3,200 people.

          Despite world commodity prices for base metals trending downward in 2001 over the 2000 level, the total value of mineral production in New Brunswick (including downstream manufacturing) increased by 2.2% to $789.2 million. Metals, which accounted for over 71% of the total value of the Province's mineral production, increased 8.0%, while non-metallics (26% of total production) decreased by 9.6%. Among the metals, zinc continued to be the dominant commodity (over 54% of total production).

          In 2001, Noranda's Brunswick mine reported record metal production levels, mining an average of 9,863 tonnes of ore per day with a zinc-content recovery rate of nearly 88%. In October of 2001, Noranda closed its Bathurst exploration office as a cost-cutting move. The company has undertaken considerable exploration activity since the 1950s, but was unable to find economically viable deposits of any size. It is expected Brunswick will run out of mineable reserves by 2008.

          The main non-metal commodities are potash, peat, salt and sulphur in smelter gas. With world prices for potash trending downward, about one-third of the workforce of 330 of the Potash Corporation of Saskatchewan in Sussex was laid off in late 2001 to reduce inventories.

          Several firms were active in oil and gas drilling projects in southeastern New Brunswick, including Corridor Resources, Columbia Natural Resources and EOG Resources Canada Inc. In the peat industry, a new provincial policy was announced to encourage further value-added production.

          Structural materials such as lime, stone, sand and gravel contributed about 3% to the value of production. Several limestone quarries were active as were areas producing marl and silica.

          The Province established a number of initiatives to improve and expand the viability of the mining industry, as recommended in a major study presented in 2000. In addition to the Prospector Development Program and the Junior Mining Assistance Program, there are two new initiatives to assist the exploration and mining industries: an 18% tax credit to companies that undertake advanced exploration and a new mine reclamation fund. The Province also plans to invest in two projects for gold and hydrocarbon exploration in New Brunswick. In 2001, investment in mining exploration in the metallic and industrial minerals sector totaled $9.4 million. A further $25 million was invested in the exploration for natural gas and other hydrocarbons.

          The following table sets forth the total selling value of mineral production in the province (including the value of concentrating and smelting) for the years 1997 through 2001.

                                                    MINERAL PRODUCTION
                                                                     Year Ended December 31,
                                                 --------------------------------------------------------------------------

                                                  1997            1998             1999             2000            2001
                                                  ----            ----             ----             ----            ----
                                                                (millions
                                                                of dollars)
      Base Metals                               $657.5           $609.9          $595.4            $520.5          $562.3

      Fuels, including Coal                       18.2             22.9            20.9              22.8            19.8

      Non-Metallic Minerals                      277.3            230.2           234.5             229.2           207.1
                                                 -----            -----           -----             -----           -----
      Total                                     $953.1           $863.0          $850.8            $772.5          $789.2
                                                ======           ======          ======            ======          ======

-----------------------------------
Source:  Statistics Canada

                                      13

          Forestry. Approximately 83.5% of the land area of the province is forested and roughly one-half of the forested land is owned by the Province as Crown land. Nearly all Crown land is subject to timber licenses and the Province received $49.3 million from Crown land stumpage for the fiscal year ended March 31, 2002.

          The following table sets forth the most recently published estimates of forest production in New Brunswick for the years 1996 through 2000.


                              FOREST PRODUCTION


                                          Year Ended December 31,

                             1996           1997          1998          1999       2000
                             ----           ----          ----          ----       ----

                                        (thousands of cubic metres)
Pulpwood..................  3,968          4,542         4,427         3,752      3,573

Logs......................  6,897          6,683         7,075         7,486      8,231

Other.....................     37             27            33            20         33
                               --             --            --            --         --
Total..................... 10,902         11,252        11,535        11,258     11,837
                           ======         ======        ======        ======     ======

---------------------------------
Source:  Statistics Canada.


          Information regarding the province's pulp and paper and wood manufacturing industries is set forth below under "Manufacturing". Pulpwood production from year to year is affected by, among other things, weather conditions for harvesting and bears a fluctuating relationship to shipments by the pulp and paper industry.

          Harvesting of the province's wood resources on Crown lands and industrial freehold lands is in balance with current growth on a sustainable-yield basis. The Province's inventory of wood volume is estimated at 578 million cubic metres, over 68% of which is softwood.

          Agriculture. The 2001 Census of Agriculture indicated that New Brunswick had 3,034 farms and 388,061 hectares of farmland. The comparable figures from the 1996 census were 3,405 farms and 386,027 hectares. Total gross farm receipts in the province were $445 million in 2000, while operating expenses totalled $384 million. Five years earlier, at 1995 prices, receipts were $326 million and expenses were $284 million. Cattle farms accounted for 26% of all farms in New Brunswick in 2001, followed by fruit operations (13%) and dairy farms (11%).

          Fishing. Lobster, crab, scallops, shrimp and herring have been the species most important to the primary fishing industry, accounting for nearly 93% of the value of landings estimated at $175 million in 2001, a slight decrease from 2000. The average annual value of fish landings during the 1997-2001 period was $163 million. New methods of processing and marketing frozen and pre-cooked fish and shellfish have expanded market opportunities and increased the competitiveness of the industry. Shipments of processed fish products for 2001 fell 1.5% from 2000 to $949.8 million, still a dramatic increase over the 1997-2001 average of $772 million. Exports of fish products reached $870 million in 2001, a 7.5% increase over 2000.

          With significantly lower prices for farmed salmon, sales of New Brunswick aquaculture products dropped 1.0% to $279.1 million in 2001, following a decade of steady growth. New Brunswick sales account for 41.3% of the Canadian total, not far behind first-ranked British Columbia. Some of the province's Atlantic salmon aquaculture operations still reported problems with the infectious salmon anemia virus in 2001. The industry is developing new value-added products and is diversifying its product mix thus creating extended employment in processing plants.

Secondary Industries

          Manufacturing. Manufacturing activity in New Brunswick employed approximately 39,000 people in 2001, providing $1,260.8 million in wages and salaries and supplementary labour income compared to $1,228.4 million in 2000.

          In 2001, the value of manufacturing shipments increased by 7.3% to $12,249.6 million from $11,419.2 million in 2000. The miscellaneous group of manufacturing industries (which includes diverse groups of small plants as well as large producers such as the Irving Oil refinery, the Saint John shipyard and Brunswick Mining and Smelting), accounted for 51.6% of total shipments in 2001 and reported a 28.5% increase in shipments over 2000 mainly due to strong prices for refined petroleum products in the first half of the year. Most other sectors reported a drop in shipments from the previous year, including paper (-18.2%), food (-2.0%) and wood products (-0.9%). Excluding the miscellaneous industries, manufacturing shipments fell 8.8% from the 2000 level.

          The province's manufacturing sector was enhanced in 2001 by the opening of the Prelco glass factory ($8.8 million) and the expansions of IPL Plastics Inc. ($20 million) and Enseignes Imperial Signs. Despite the closure of Medina Mills, the textile industry experienced solid growth in 2001 and further expansions of Atlantic Fine Yarns and Sunshine Mills were announced for 2002.

          The table below sets forth the leading industrial groups in the province's manufacturing sector, according to gross selling value of factory shipments, for the years 1997 through 2001.


                                        GROSS SELLING VALUE OF FACTORY SHIPMENTS

                                                                                                                         Compound
                                                                           Year Ended December 31,                         Annual
                                              ------------------------------------------------------------------------Growth Rate
Industry                                           1997          1998         1999           2000          2001         1997-2001
--------                                           ----          ----         ----           ----          ----         ---------
                                                             (millions of
                                                               dollars)
Paper Manufacturing..........................  $1,884.7      $2,072.0     $2,140.9       $2,758.8      $2,255.5               4.6
Food Manufacturing...........................   1,633.8       1,590.3      1,959.4        1,954.2       1,915.3               4.1
Wood Product Manufacturing...................   1,073.9       1,131.7      1,569.6        1,464.5       1,451.7               7.8
Fabricated Metal Product Manufacturing.......        nd         194.3        260.2          303.2         284.4                na
Textile Product Mills........................      11.1          12.3         19.2           21.4          24.4              21.8
Miscellaneous Manufacturing(1)...............        nd       3,134.9      3,591.2        4,917.2       6,318.2                na
Total........................................  $8,363.8      $8,135.5     $9,540.5      $11,419.2     $12,249.6              10.0
                                               ========      ========     ========      =========     =========              ====

----------------------
(1) The principal components of "Miscellaneous" are petroleum products, shipbuilding, lead smelting and electrical and electronics commodities.

Source:  Statistics Canada.

          Construction. The construction industry is the second largest of the goods-producing industries in terms of contribution to GDP. In 2001, spending on construction activity, although the third highest on record, decreased 16.9% from the 2000 level to $3,261.7 million. Construction activity in Canada reported an increase of 4.5% in 2001. The completion of major projects in road transportation, natural gas distribution and the completion of the Irving Oil refinery upgrade in 2000 led to the decrease in construction activity. Residential construction, the largest component, accounted for 23.1% of capital investment in 2001. Public administration ranked second, and was estimated to account for 15.1% of capital investment. According to preliminary estimates, construction activity in the province in 2002 is expected to reach $3,438.7 million, up 5.4% from 2001.

Service Industries

          Trade. Retail trade amounted to $7,070.3 million in 2001, an increase of 2.4% from 2000, compared to the national rate of increase of 4.4%. Between 1997 and 2001, New Brunswick's compound annual growth rate for retail trade was 5.7%. On a per capita basis, the value of retail sales was $9,353 for New Brunswick and $9,294 for Canada as a whole.

          Transportation. New Brunswick has an extensive infrastructure of road, rail, water and air transportation services. In addition, the province has an area air traffic control centre that controls aircraft within the Maritime provinces, plus a part of Quebec and Labrador. Construction continued at the Greater Moncton Airport to build a new $22.3 million air terminal, scheduled for completion in 2002. The Moncton airport set a new record in 2001, serving more than 400,000 customers. Construction also began on a $9.5 million extension at the Greater Fredericton Airport with completion scheduled for 2002. There are also plans for terminal renovations, an apron expansion and a new international arrivals gate. In addition, the Saint John Airport Authority announced a $3.3 million expansion project. A major ice-free port in Saint John handled a record 26 million metric tonnes of cargo in 2001, an increase of 31.7% over 2000. Declines in shipments of potash, and forest products were offset by increased shipments of petroleum products. Cruise vessels made 53 calls at the Saint John port bringing over 88,000 passengers to the area. The Saint John Port Authority announced plans to invest $14 million in capital works over five years, with $5 million to be spent in the first year. The port of Belledune handled over 2 million tonnes in 2001, a rise of 21.5% over the previous year. Capital investment of $3.2 million is planned for 2002.

          Communications and Technology. Employment in technology and communication surpassed 40,000 in 2001 with growth above the provincial average at 13.0%. This group accounts for almost 8% of New Brunswick's GDP.

          Some 90 customer contact centres employ about 15,000 people in the province. New jobs for 2001 were mainly created at CIBC, the Spiegel Group and Virtual-Agent Services. Announcements involving Rogers Communications, Moneris Solutions, Imperial Oil, ClientLogic and Connect North America point to continued growth for the industry. Aliant spent $200 million over the 2000-2001 period to develop broadband Internet services and an interactive television system in New Brunswick. The company is also expanding its digital cellular service along the main highways. Rogers AT&T Wireless expanded network coverage throughout the province in 2001 at a cost of $15 million. Rogers Television New Brunswick (RTNB), a new local programming channel was recently launched. Investment of $1.6 million was made in new equipment and resources for the cable network, which has stations in six cities.

          New Brunswick's information technology sector, which is made up of approximately 250 companies, employs some 5,000 people. Approximately half of these IT companies are located in Fredericton with the remainder concentrated in Saint John and Moncton. Construction of the $25.5-million National Research Council Institute for Information Technology - e-Business began in 2001 and was completed in 2002. The institute will build research and working relationships with companies, universities and other partners across the province. The institute is expected to be an incubator for e-commerce concepts and initiatives.

          Tourism. In recent years, tourism has made a significant contribution to the economy of the province. Revenues in 2001, at $900 million, declined slightly from 2000's record level. Total visitation fell approximately 3%, as the events of September 11 impacted the industry. Current marketing strategies include community-based initiatives entitled Hometown New Brunswick and The Acadian Experience, access to an online reservation system, and external marketing opportunities in Quebec and New England.

Labour Force

          New Brunswick's labour force reached 376,700 in 2001, an increase of 1.3% over 2000. A weakening world economy led to no change in the annual employment level in 2001, at 334,400. Nationally, the number of employed persons increased 1.1% in 2001. Provincial unemployment stood at 42,200. With employment stable and the labour force increasing, New Brunswick's unemployment rate rose to 11.2%. Nationally, the rate rose from 6.8% in 2000 to 7.2% in 2001.

          The following table sets forth certain information concerning New Brunswick's labour market.

                                                     LABOUR FORCE

                                                               Average for Year Ended December 31,
                                                   ---------------------------------------------------------------------
                                                      1997          1998           1999           2000           2001
                                                      ----          ----           ----           ----           ----
                                                                (thousands)
 Population 15 years and over.....................  594.3          596.3          599.5          603.5          605.7
 Labour Force.....................................  355.8          361.9          365.7          371.7          376.7
 Labour Force Employed............................  310.7          317.8          328.4          334.4          334.4
 Labour Force Unemployed..........................   45.1           44.1           37.3           37.3           42.2
 Unemployment Rate
          New Brunswick...........................  12.7%          12.2%          10.2%          10.0%          11.2%
          Canada..................................   9.1%           8.3%           7.6%           6.8%           7.2%
 Participation Rate
          New Brunswick...........................   59.9           60.7           61.0           61.6           62.2
          Canada..................................   64.9           65.1           65.6           65.9           66.0
--------------------------------
Source:  Statistics Canada.

          From 1997 to 2001, the number of persons employed in New Brunswick increased 7.6%. Employment in most industries was relatively stable in 2001, with increases in the service sector offsetting declines in the goods producing sector.

          The following table indicates employment by industry in New Brunswick for the years 1997 through 2001.

                                                   EMPLOYMENT BY INDUSTRY
                                                                   Average for Year Ended December 31,
                                                            ------------------------------------------------------

                                                               1997       1998       1999       2000        2001
                                                               ----       ----       ----       ----        ----
Goods Producing Sector                                                         (thousands)
         Agriculture........................................    6.5        6.4        5.8        6.1         6.0
         Forestry, Fishing, Mining, Oil and Gas.............   13.3       12.8       12.1       13.2        12.0
         Manufacturing......................................   36.0       36.7       39.3       41.1        39.0
         Utilities..........................................    3.0        3.4        3.7        4.3         4.6
         Construction.......................................   18.7       19.8       19.3       19.6        19.2
Service Producing Sector
         Trade..............................................   51.9       51.8       54.5       55.1        55.0
         Transportation and Warehousing.....................   18.1       17.6       19.0       19.8        19.0
         Professional, Scientific and Technical Services....   10.4       10.9       10.6       11.3        13.1
         Management, Administrative and Other Support.......    9.5        9.7       11.3       13.1        16.3
         Educational Services...............................   22.2       22.4       22.5       23.2        23.2
         Health Care and Social Assistance..................   36.6       39.5       38.7       40.4        40.3
         Information, Culture and Recreation................   10.6       11.0       13.6       12.4        12.2
         Accommodation and Food Services....................   19.0       20.1       21.7       22.4        24.3
         Other Services.....................................   18.9       19.1       19.7       16.9        15.7
         Finance, Insurance, Real Estate and Leasing........   13.9       13.6       13.6       12.7        12.8
         Public Administration..............................   22.2       22.9       22.9       22.9        21.8
                                                              -----      -----      -----      -----       -----
Total......................................................   310.7      317.8      328.4      334.4       334.4
                                                              =====      =====      =====      =====       =====
--------------------------------------
Source:  Statistics Canada.

Economic Development

          Economic growth is assisted by the Federal Government's Atlantic Canada Opportunities Agency ("ACOA") which was launched in June 1987 with a mandate to stimulate economic development in the Atlantic provinces. Economic growth is also supported by a Federal-Provincial Regional Economic Development Agreement ("REDA") signed in 1996. The "REDA" is multi-sectoral with the flexibility to respond to different initiatives, which seek to expand the economy or to invest in people and skills in New Brunswick. It consists of three programs: Economic Development, Strategic Opportunities, and Planning. The cost-sharing ratio under the Agreement is 70% Federal and 30% Provincial. An amendment to the "REDA" was signed on August 12, 1999 adding $49.4 million to the original amount of $53.7 million, and extending its life to March 31, 2003.

                   REVENUE AND EXPENDITURE OF THE PROVINCE

General Information

          Under the Constitution Act, 1867 and the Constitution Act, 1982 provincial legislatures are given certain exclusive powers, including the power to impose direct taxation within the provinces to raise revenue for provincial purposes, and the power to borrow money on the sole credit of the provinces.

          The Financial Administration Act governs the receipt of public money, the disbursement of public funds, the control of expenditures and the keeping and auditing of public accounts of the Province. All public monies are to be deposited to the credit of the Province and constitute the Consolidated Fund of the Province. Monies necessary for the carrying out of the operations of the Provincial Government for each fiscal year are voted by the Legislative Assembly, with the exception of those expenditures for which provision has already been made through existing legislative authority. In addition, under the authority of the Financial Administration Act, should the occasion arise when the Legislative Assembly is not in session, the Lieutenant-Governor in Council may order the issue of a special warrant authorizing payment out of the Consolidated Fund for an expenditure required urgently for the public good which was not provided for by the Legislative Assembly. Amounts appropriated under special warrant must be approved at the next session of the Legislative Assembly.

          In accordance with the Financial Administration Act and certain other Acts, funds received for a special purpose are to be disbursed for that purpose. Unlike regular appropriations, any unspent balance of these funds may be carried forward to subsequent fiscal years. At March 31, 2002, the balance of unspent special purpose funds was $60.0 million.


          Funds may also be considered as Special Operating Agency Funds. Revenue may be generated by the Agencies or from transfers from other budgetary accounts. Any unspent balance of these funds may, with permission from the Board of Management as per the Financial Administration Act, be carried forward to subsequent fiscal years. At March 31, 2002, the balance of unspent special operating funds, was $9.8 million. All transactions between the Special Operating Agencies and Provincial departments are eliminated from the Province's combined statement of revenue and expenditure.


          During the 2001 fiscal year, the Fiscal Stabilization Fund Act was enacted. The Act establishes a fund separate from the Consolidated Fund, for the purpose of assisting in stabilizing the fiscal position of the Province of New Brunswick from year to year and to improve long term fiscal planning.

          For the year ending March 31, 2002 an amount of $100.0 million was transferred from the Consolidated Fund to the Fiscal Stabilization Fund. Any such transfers into the Fiscal Stabilization Fund are authorized by an appropriation in accordance with the Financial Administration Act. Transfers out of the Fund may be made with the approval of the Lieutenant-Governor-in-Council. No transfers out of the Stabilization Fund were made during the 2002 fiscal year.

          Volume 1 of the public accounts are subject to review by the Auditor General, an official responsible under the provisions of the Auditor General Act for the examination of the accounts of the Province and for reporting thereon annually to the Legislative Assembly.

          For each fiscal year, the Minister of Finance delivers a budget and the Estimates of Revenue and Expenditure (the "Budget Estimates") to the Legislative Assembly. As part of the Province's financial reporting system, the Minister of Finance reports on the status of the budget plan during the year. The Budget Estimates include the revenue and expenses of some Provincially-created Boards, Commissions and Crown corporations, or the net profits of such entities, or the Provincial contribution towards the operations of such entities, as well as funds advanced through such entities to various individuals and enterprises in the form of repayable loans and investments.

          During the fiscal year ended March 31, 1995, the Province adopted the recommendations of the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants ("CICA") with respect to the definition of the Reporting Entity. The Provincial Reporting Entity is comprised of certain organizations that are accountable to the Provincial Legislature. Transactions and balances of these organizations are included in the Province's financial statements through different accounting methods as outlined in Note 1(a) of Volume 1 of Public Accounts.

          In May 1993, An Act Respecting the Balancing of the Ordinary Expenditures and Ordinary Revenues of the Province was enacted. The Act, which was amended in April 1995 and renamed the Balanced Budget Act, states that "It is the objective of the Government of New Brunswick that (a) in respect of the first fiscal period, the total amount of the ordinary expenditures for that fiscal period not exceed the total amount of the ordinary revenues for that fiscal period, and (b) in respect of each subsequent fiscal period, the total amount of the expenditures for that fiscal period not exceed the total amount of the revenues for that fiscal period". The first fiscal period under the Act was the three fiscal years ended on March 31, 1996. Subsequent fiscal periods will consist of four consecutive fiscal years with the first such period having ended on March 31, 2000. For the balanced budget period 1996-97 to 1999-00, the Province did not meet the requirements of the Balanced Budget Act. The cumulative difference between total expenditures and total revenues during the period was a deficit of $1,236.5 million. Major factors explaining the result are the booking of a $450 million write down of New Brunswick Power Corporation asset values in 1998-99 and recognition of the total net present value of the Fredericton-Moncton Highway, $903.8 million, as a result of eliminating the tolls in March 2000 and the consequent change in the lease arrangement from an operating to a capital lease. As at March 31, 2002 revenues of the Province of New Brunswick exceed expenditures by $259.6 million for the balanced budget period of 2000-01 to 2003-04.

Changes in Cash Flow

          The following table sets forth the changes in cash flow of the Province for the four fiscal years ended March 31, 2002 and the Budget Estimates for the fiscal year ending March 31, 2003.

                                             Comparative Statement of Cash Flow

                                                   (millions of dollars)
                                                                                                                   Budget
                                                                                                                 Estimates1
                                                         ----------- --------------   ----------   ------------  ------------
                                                            1999          2000          2001          2002           2003 (1)
                                                         -----------   ------------   ----------   ------------  ------------
Operating Activities
(Increase) Decrease in Net Debt for the Year(2)       $     (199.7)  $     (931.1)  $     115.8  $       143.8   $    (58.7)
Non-Cash Items
  Amortization of Premiums, Discounts and Issue
Expenses                                                       6.7            7.7          7.8            7.5           8.3
   Foreign Exchange Expense                                   47.0           27.2         44.5           56.7           ---
  Increase in Allowance for Doubtful Accounts                 87.0           46.5         65.3           43.2          25.4
  Sinking Fund Earnings                                     (226.5)        (203.6)      (220.0)        (230.9)       (240.0)
Actual Losses Due to Foreign Exchange                        (22.6)         (14.8)       (20.5)         (23.7)
Decrease in Pension Liability                               (290.0)        (176.7)      (153.3)         (70.1)          ---
Increase (Decrease) in Deferred Revenue                     (245.7)           0.1        (15.6)         (39.1)
Capital Asset Acquisition Charged to Operations              286.2        1,160.3        154.6          198.8           ---
Proceeds from Disposal of Capital Assets                      (4.1)          (3.0)        (2.1)          (2.4)          ---
Decrease (Increase) in Working  Capital                       60.9          (13.2)       (75.8)           5.6           ---
                                                         -----------   ------------   ----------   ------------    ----------

Net Cash from (used in) Operating Activities                (500.8)        (100.6)       (99.3)          89.4        (265.0)
                                                         -----------   ------------   ----------   ------------    ----------

Investing Activities
Purchase of Capital Assets                                  (286.2)      (1,160.3)      (154.6)        (198.8)         ---
Proceeds from Disposal of Capital Assets                       4.1            3.0          2.0            2.4          ---
(Increase) Decrease in Investments, Loans and Advances       449.3          (20.5)        62.0          (62.2)        (69.6)
                                                         -----------   ------------   ----------   ------------    ----------

Net Cash from (used in) Investing Activities                 167.2       (1,177.8)       (90.6)        (258.6)        (69.6)
                                                         -----------   ------------   ----------   ------------    ----------

Financing Activities
Cash Proceeds of Funded Debt Issued                          794.8          576.1        648.0          663.2           ---
Received from Sinking Fund for Redemption of
Debentures and Payment of Exchange                            77.5           78.8        128.0          120.6           ---
Increase (Decrease) in Obligations under Capital
Leases                                                        (0.5)         871.5         (0.7)         (28.1)
Sinking Fund Installments                                   (104.2)        (107.4)      (112.7)        (118.4)          ---
Serial Redemptions and Capital Loan Repayments                (2.4)          (1.2)         0.0            0.0           ---
Funded Debt Matured                                         (418.3)        (313.8)      (502.0)        (335.6)          ---
                                                      -------------- -------------- ------------ --------------  ------------
Net Cash from Financing Activities                           346.9        1,104.0        160.6          301.7           ---
                                                      -------------- -------------- ------------ --------------  ------------

Increase (Decrease) in Cash Position during Year              13.3         (174.4)       (29.3)         132.5           ---
Cash Position - Beginning of Year                           (294.4)        (281.1)      (455.5)        (484.8)          ---
                                                      -------------- -------------- ------------ --------------  ------------
Cash Position - End of Year                           $     (281.1)   $    (455.5)   $  (484.8)   $    (352.3)          ---
                                                      ============== ============== ============ ==============  ============

Cash Represented by
Bank Advances and Short Term Borrowing                $     (281.1)  $     (455.5)  $   (484.8)  $     (352.3)           ---

(1) The Budget Estimates do not include estimates of total borrowing requirements of the Province and New Brunswick Power
Corporation. For information with respect to financial requirements of the Province and New Brunswick Power Corporation and with respect to maturing debt of the Province, see "Financing-Financial Requirements", "New Brunswick Power Corporation-Financial
Requirements" and "Financing-Funded Debt Maturity Schedule", respectively. 2For further information see Table IV in "Tables and
Supplementary Information of the Province." (---)Denotes no estimate provided.

2002 Budget Estimates

          For the fiscal year ended March 31, 2002, the Surplus for fiscal policy purposes was $43.8 million. This was after providing for the allocation to the Fiscal Stabilization Fund of $100 million. The surplus resulting in a decrease in net debt for the year was $143.8 million. The change of $109 million from the Budget Estimate of $34.8 million, was the result of revenue being $146.2 million higher than budget, while expenditures were $37.2 million above budget.

Major Sources of Ordinary Account Revenue

          The major sources of ordinary account revenue for the Province are income taxes, consumption taxes, property taxes and payments from the Federal Government. For the fiscal year ending March 31, 2003, the Province's revenue is estimated at $4,830.3 million, 0.0 % growth from the fiscal year ending March 31, 2002. Overall, there is a projected decrease of $0.3 in revenue. The principal factors that have increased or decreased are the following: a decrease in Federal Payments ($116.2 million) and a decrease in Corporate Taxes ($38.1 million) which are offset by an increase in Consumption Taxes ($65.4 million), an increase of net income from Other Agencies ($70.1 million) and an increase in Personal Income Tax ($12.5 million).

          The following table shows the percentage sources of ordinary account revenue for the four fiscal years ended March 31, 2002 and the Budget Estimates for the fiscal year ending March 31, 2003.

                                      ORDINARY ACCOUNT REVENUE SOURCES

                                                       Year ended March 31,Annual
                               -----------------------------------------------------------        Compound
                                                                                   Budget          Annual
                                                                                Estimates          Growth
                                1999         2000         2001         2002          2003          1999-03
                               ------       ------       ------       ------        ------        ---------
Taxes
  Personal Income                19.2         20.4         20.3         18.8          19.1              4.3
  Corporate Income                3.8          4.1          4.9          4.8           4.0              6.1
  Consumption                    20.0         18.6         19.9         18.9          20.3              4.8
  Property                        5.9          5.9          6.2          6.1           6.2              5.8
  Miscellaneous                   0.6          0.6          0.6          0.6           0.6              3.5
                                  ---          ---          ---          ---           ---
Total Taxes                      49.5         49.6         51.9         49.2          50.2              4.8
                                 ----         ----         ----         ----          ----

Other Revenue
  Licenses, Permits and Fees      4.2          4.1          4.0          3.7           3.7              0.9
  Federal Government Payments    50.7         40.0         39.5         41.4          39.0            (2.2)
  Other Agencies                 (6.7)         3.9          2.2          3.7           5.1              --
  Miscellaneous                   2.3          2.4          2.4          2.0           2.0              0.9
                                -----        -----        -----        -----         -----
Total Revenue                   100.0        100.0        100.0        100.0         100.0
                                =====        =====        =====        =====         =====

Total Ordinary Account
 Revenue
   (in millions)             $4,055.0     $4,418.0     $4,481.2     $4,830.6      $4,830.3              4.5
                             ========     ========     ========     ========      ========

Personal and Corporate Income Taxes. New Brunswick's provincial personal and corporate income taxes are collected and administered by the federal government under a federal-provincial tax collection agreement. For the taxation years up to and including 1999, personal income tax was calculated as a percentage of federal income tax. Effective January 1, 2000, the Province adopted a tax on taxable income' method of calculating provincial personal income tax. This method gave New Brunswick personal income tax policy flexibility to help ensure the tax system addresses the government's social, economic and fiscal objectives.

          The 2001-2002 Budget contained a number of significant personal income tax reductions. For the 2001 taxation year, New Brunswick's provincial tax brackets and non-refundable credit amounts were increased to equal the new federal tax brackets and non-refundable credit amounts. The Province also introduced indexation for both tax brackets and personal non-refundable credit amounts. The 2001-2002 Budget eliminated the high-income surtax on provincial tax in excess of $13,500, and in its place, introduced a new bracket for taxable income over $100,000. The amounts used for tax brackets and personal non-refundable credits are indexed to the federally indexed amounts and therefore automatically increased by an additional 3% effective January 1, 2002.

Provincial Personal Income Tax Rates and Brackets

                 2001 Taxation Year                 2002 Taxation Year

              9.68% on first $30,754                9.68% on first $31,677
           14.82% on $30,754 to $61,509          14.82% on $31,677 to $63,354
          16.52% on $61,509 to $100,000         16.52% on $63,354 to $103,000
              17.84% over $100,000                  17.84% over $103,000

          In the 2001-02 Budget, the Province introduced a low-income tax reduction for single tax filers whose income is less than $15,200 and for families with incomes less than $20,400. The low-income tax reduction was increased for the 2002 taxation year to include single tax filers with incomes less than $17,520 and families with incomes less than $24,040. As in previous years, eligible low-income families with dependent children may also receive the New Brunswick Child Tax Benefit and the New Brunswick Working Income Supplement, depending upon their level of income.

          The corporate income tax is calculated as a percentage of corporate taxable income as defined for federal tax purposes. The 2001-2002 Budget reduced the general corporate income tax rate from 17% to 16% of corporate taxable income, effective January 1st, 2001. The small business corporate income tax rate, which applies to small Canadian controlled private corporations, was decreased from 4.5% to 4% effective January 1, 2001. In addition, the small business threshold to which this rate applies was increased from the first $200,000 to the first $300,000 of active business income. New Brunswick offers a 10% non-refundable Research and Development Tax Credit for expenditures that are eligible for the federal Scientific Research and Experimental Development Tax Credit. Also, New Brunswick offers a 40% refundable Film Tax Credit. The credit is applied to eligible wages and salaries paid to New Brunswick residents.

          Capital Taxes. Effective April 1, 1997, the Province introduced a large corporations capital tax, applied to taxable capital in excess of $5 million at a rate of 0.3%. The Large Corporations Capital Tax applies to the same definition of taxable capital as the federal Large Corporations Tax but does not apply to federally defined financial institutions. For banks, loan companies and trust companies, New Brunswick applies a capital tax on capital assets in excess of $10 million at the rate 3%. The capital tax on financial institutions is administered by the Province. Both the Large Corporations Capital Tax and the Financial Corporations Capital Tax are deductible for federal and provincial corporate income tax purposes.

          Harmonized Sales Tax. Effective April 1, 1997, New Brunswick eliminated its provincial retail sales tax and adopted a harmonized sales tax
(HST) of 15%. The HST is a value-added tax and is composed of the federal 7% goods and services tax (GST) and a provincial component of 8%. The federal government administers the HST. The tax adopts the federal GST base and therefore applies to all goods and services subject to tax under the federal Excise Tax Act.

          Under the HST, businesses receive full input tax credits for tax paid on business purchases. As with the federal GST, the HST provides the same tax-free status for certain goods offered under the GST (e.g. basic groceries). In addition, a number of rebates and credits are available. Books receive a point of sale rebate on the 8% provincial portion of the HST. Matching federal rebate programs, the Province provides partial rebates on the provincial portion of the HST for municipalities, charities and non-profit organizations in respect of tax payable that is not otherwise recoverable. New Brunswick also participates in the Foreign Visitor Rebate Program. As well, the Province offers HST rebates to universities for qualifying research and development projects.

          Gasoline and Motive Fuel Tax and Tobacco Tax. The provincial gasoline and motive fuel tax rates increased effective December 7th, 2001 from
10.7 to 13.0 cents per litre for gasoline and from 13.0 to 15.4 cents per litre for diesel fuel. New Brunswick tobacco taxes increased effective November 2nd, 2001, from 6.00 to 7.25 cents per cigarette, from 4.20 to 4.95 cents per tobacco stick and from 3.24 to 3.99 cents per gram of fine cut tobacco.

          Property Taxes. New Brunswick levies a provincial real property tax of $1.50 per $100 of assessment on residential property that is not occupied by the owner. A provincial property tax rate of 65 cents per $100 of assessment is applied to owner-occupied residential property in unincorporated areas. The Province also levies a property tax on non-residential property, at a rate of $2.25 per $100 of assessment. In addition to the residential and non-residential property tax rates, the Province applies a cost of assessment levy of 2 cents per $100 of assessment on real property. Municipal taxes are imposed to defray the cost of providing local services that are not provided by the Province. Municipal taxes are collected by the Province and, in the case of incorporated municipalities, are remitted back to the municipality. In unincorporated areas the tax is retained, and the services are paid for by the Province. The Province offers a low-income property tax allowance of up to $200 for families with taxable incomes of $20,000 or under.

FEDERAL-PROVINCIAL FISCAL ARRANGEMENTS

          The Federal-Provincial Fiscal Arrangements Act was most recently amended in June 2001 to remove the ceiling on equalization payments for the 1999-2000 fiscal year.

          The Equalization Program is now set for the period ending March 31, 2004. The Canada Health and Social Transfer ("CHST") formula has been established through March 31, 2006.

          Fiscal Equalization Payments. New Brunswick is one of eight provinces to receive fiscal equalization payments from the Federal Government to assist them in providing a reasonably comparable level of public services at reasonably comparable levels of taxation. The program is intended to bring the per capita revenue-raising capacity of the province up to the per capita revenue-raising capacity of the five provinces used as the standard (British Columbia, Manitoba, Ontario, Quebec and Saskatchewan). New Brunswick's equalization payment for the fiscal year ended March 31, 2002 was $1,321.3 million and for the fiscal year ending March 31, 2003 is estimated at $1,202.0 million. Fiscal equalization payments accounted for 27.4% of the total ordinary account revenue for the fiscal year ended March 31, 2002 and for 24.9% of the estimated total ordinary account revenue budgeted for the fiscal year ending March 31, 2003.

          Canada Health and Social Transfer. The 1995 Federal Budget announced that effective for the fiscal year ending March 31, 1997, the major social transfers to the provinces, under Canada Assistance Plan ("CAP") and Established Programs Financing ("EPF") would be restructured. CAP and EPF have been replaced by the CHST, a block grant in support of social programs including health, post-secondary education and social services. The total CHST cash block, including notionally allocated CHST trust funds announced in the 1999 and 2000 federal budgets, is estimated to be $18.3 billion in 2001-02. Provinces can draw down their share of the trusts, as they see fit, over the designated time period. The Province's CHST revenue for the fiscal year ended March 31, 2002 was $494.9 million and is estimated at $494.4million for the fiscal year ending March 31, 2003. CHST payments accounted for 10.2% of the total ordinary account revenue for the fiscal year ended March 31, 2002 and for 10.2% of the estimated total ordinary account revenue budgeted for the fiscal year ending March 31, 2003.

          Fiscal Stabilization Program. Under the Fiscal Stabilization Program, the Federal Government may make unconditional payments to a province when total revenues of that province, as per the federal definition, fall short of the previous years total due to a downturn in economic activity.

          Revenue Guarantee Program. The Revenue Guarantee Program guarantees cash payments to a province if Federal income tax changes result in a 1% or greater decline in that province's personal income tax base. This program is under review, given the move by provinces from "tax on tax" to "tax on income" method of calculating provincial personal income tax.

MAJOR ORDINARY ACCOUNT EXPENDITURE

          For the fiscal year ending March 31, 2002 the Province budgeted ordinary account expenditure of $4,709.6 million, 5.5% higher than the actual ordinary expenditures for the fiscal year ended March 31, 2001. The net increase of $246.9 million is a result of various increases, including funding for health care, salaries, debt servicing costs, education, economic development, offset by various Program Service Review reductions (such as administrative efficiencies) and savings resulting from a reduced Income Assistance caseload.

          The following table shows the percentage distribution of ordinary account expenditure for the four fiscal years ended March 31, 2002 and the Budget Estimates for the fiscal year ending March 31, 2003.



                                         ORDINARY ACCOUNT EXPENDITURE DISTRIBUTION

                                                                Fiscal Year Ended March 31,
                                                                                                                   Budget
                                                                                                                Estimates
                                                    1999           2000            2001            2002             2003
                                                    ----           ----            ----            ----            ----
Economic Development                                 9.9 %          3.5 %           2.8 %           3.0 %           2.4 %
Education                                           19.8           18.7            18.0            18.3            19.1
Employment Development & Labour                      ---            4.6             4.4             4.1             4.2
Family and Community Services                        8.9           14.8            14.3            14.1            14.2
Health                                              33.4           27.3            28.1            28.8            29.0
Municipal Affairs                                    3.0            ---             ---             ---             ---
Protection Services                                  2.5            2.9             2.7             2.6             2.6
Resource Sector                                      ---            3.0             3.0             2.7             2.7
Transportation                                       3.5            3.3             3.2             3.1             3.0
Central Government                                   4.4            8.0             9.5             9.8             8.9
Service of the Public Debt                          14.6           13.9            14.0            13.5            13.9
                                            --------------   -------------  --------------  --------------   --------------
Total                                              100.0 %         100.0 %         100.0 %         100.0 %          100.0 %
                                            ==============   =============  ==============  ==============   ==============
Total Expenditure in Millions               $    4,214.8     $   4,409.1    $    4,562.7    $    4,832.9     $    4,932.4
                                            ==============   =============  ==============  ==============   ==============



         Economic Development. The Economic Development expenditure of $118.8 million represents 2.4% of the total budgeted expenditure for the fiscal year ending March 31, 2003 and is made up of the Departments of: Business New Brunswick ($30.8 million), the Regional Development Corporation ($49.5 million), Tourism and Parks ($23.6 million); and a portion of General Government ($14.9 million).

         Education. Operating expenses of elementary and secondary schools are paid by the Province. For the fiscal year ending March 31, 2003, expenditure on education for public schooling is estimated at $763.4 million, 15.5% of total budgeted expenditure. The Province also pays operating grants to universities estimated at $180.3 million, 3.6% of total budgeted expenditure, for the fiscal year ending March 31, 2003.

         Employment Development & Labour. The Employment Development and Labour expenditure of $205.2 million represents 4.2% of the total budgeted expenditure for the fiscal year ending March 31, 2003 and is made of the Departments of Training and Employment Development ($204.6 million) and a portion of General Government ($.6 million).

         Family and Community Services. The Province provides an income security program which includes payments to social assistance clients, the disabled, and residents of special care homes. Funds are also budgeted for exit-related programs. In addition, the Province assists individuals and families in the acquisition and/or retention of suitable accommodations for reasonable and affordable cost. For the fiscal year ending March 31, 2003, the Province budgeted $699.1 million for Income Assistance, 14.2% of total budgeted expenditure.

         Health. The Province pays the operating expenses of approved public hospitals to cover the cost of hospital services supplied by such hospitals. The Province also operates a comprehensive medical services payment plan (Medicare), which covers the costs of eligible medical services incurred by registered residents. For the fiscal year ending March 31, 2003, expenditure on health services is estimated at $1,430.2 million, 29.0% of total budgeted expenditure.

         Protection Services. The Protection Services expenditure of $128.7 million represents 2.6% of total expenditure budgeted for the fiscal year ending March 31, 2003 and is made up of the Department of Justice ($40.3 million), the Department of Public Safety ($87.7 million) and a portion of General Government ($.7 million).

          Resource Sector. The Resource Sector expenditure of $133.0 million represents 2.7% of the total budgeted expenditure for the fiscal year ending March 31, 2003 and is made up of the Department of Agriculture, Fisheries and Aquaculture ($29.3 million), a portion of Environment and Local Government ($14.6 million), Natural Resources and Energy ($88.8 million) and a portion of General Government ($.3 million).

          Transportation. For the fiscal year ending March 31, 2003, the Province budgeted $148.6 million for the planning, design and maintenance of highways and the operation of ferry services. This represents 3.0% of the total budgeted expenditure.

          Central Government. The Central Government expenditure of $440.1 million estimated for the fiscal year ending March 31, 2003 represents 8.9% of total budgeted expenditure and is made up of expenditures of the Department of Finance ($81.0 million), the Department of Supply and Services ($87.5 million), a portion of Environment and Local Government ($36.6 million), General Government ($202.5 million) and other central agencies ($32.5 million).

          Service of the Public Debt. For the fiscal year ending March 31, 2003, the estimate of $685.0 million for servicing the debt of the Province, including interest, foreign exchange, amortization and other debt management expenses, represents 13.9% of the total budgeted expenditure.

NET CAPITAL EXPENDITURES

          Expenditures for physical assets are financed primarily by borrowing, and are charged to operations as incurred. The following table shows the percentage distribution of gross capital expenditure for the four fiscal years ended March 31, 2002 and the Budget Estimates for the fiscal year ending March 31, 2003. The table also shows the total amounts of recoveries through cost-sharing agreements.

                       CAPITAL EXPENDITURE DISTRIBUTION

                                                                      Fiscal Year Ended March 31,
                                                                                                          Budget
                                                                                                         Estimate
                                                  1999          2000          2001          2002           2003
                                              ----------     ---------     ---------     ---------     -----------

Highways                                           54.1 %        60.6 %        52.8 %        52.9 %          58.8 %
Bridges                                             6.0           8.5           8.6           8.2             6.4
Schools                                             6.2          13.1          21.9          17.0            13.2
Hospitals                                           3.5           5.7           5.4           6.0             4.5
Land Purchase                                      19.2           ---           ---           ---             ---
Other Public Buildings                              2.2           2.5           5.2           6.6             7.4
Other                                               8.8           9.6           6.1           9.3             9.7
Total                                             100.0 %       100.0 %       100.0 %       100.0 %         100.0 %

Total Expenditure (in millions)               $   325.2      $  296.4      $  153.1      $  202.9      $    257.8
Total Recoveries (in millions)                $    41.9      $   43.0      $   11.2      $   19.9      $     48.0
                                              ----------     ---------     ---------     ---------     -----------

Net Capital Expenditure (in millions)         $   283.3      $  253.4      $  141.9      $  183.0      $    209.8
                                              ==========     =========     =========     =========     ===========

          Capital recoveries for the fiscal year ending March 31, 2003 are estimated at $48.0 million, of which $47.3 million are recoveries from the Federal Government. As of March 31, 2002, the Province and the Federal Government had entered into 27 sub-agreements under the Regional Economic Development Agreement. These agreements involve expenditures in excess of $1,118.2 million of which the Federal Government will contribute a total of approximately 65.1%.

          During the fiscal year ended March 31, 1999, an amendment was made to the Highway Improvement Program providing for expenditures of $300.0 million of which the Federal Government will contribute 50%. As of March 31, 2002 the Province had spent $153.0 million and recovered $74.3 million from the Federal Government.

SPECIAL PURPOSE ACCOUNT

          Special purpose account revenue is all revenue designated for special purpose by donor trust funds or by legislation. For the fiscal year ending March 31, 2003, such revenue is estimated to be $32.7 million and expenditures from the various accounts are estimated to be $31.2 million for a surplus of $1.5 million.

SPECIAL OPERATING AGENCIES

          Revenue may be generated by the Special Operating Agencies or from transfers from other budgetary accounts. Expenditures are incurred by the agencies in delivering the programs they offer and may be of a capital or operating nature. For the fiscal year ending March 31, 2003, revenue is estimated at $187.3 million from the various agencies and expenditures at $175.7 million for a surplus of $11.6 million.

LOANS AND ADVANCES

          The Province has followed a policy of promoting economic development through the provision of financial assistance to industry. Such assistance has been channeled principally through the Department of Business New Brunswick, the Department of Family and Community Services and Provincial Holdings Ltd. and may take the form of repayable loans, guarantees of bank loans and bond issues and equity investments. Funds required for repayable loans and advances are appropriated annually by the Legislative Assembly and are included in the Province's annual borrowing requirements. Allowances for doubtful or uncollectable amounts are reviewed annually and the net balances of loans and advances less allowances are reflected in the Province's accounts. See "Tables and Supplementary Information of the Province--Table V" for information concerning loans and advances for the four fiscal years ended March 31, 2002 and the Budget Estimates for the fiscal year ending March 31, 2003.

          Business New Brunswick. The Minister of Business New Brunswick is responsible for assistance provided under the Economic Development Act, the Agricultural Development Board and the Fisheries Development Act:

                  The Economic Development Act authorizes the Minister to provide financial assistance to aid and encourage the establishment or development of industry on such terms and conditions as are specified by the Lieutenant-Governor in Council. At March 31, 2002 loans and guarantees under the Economic Development Act amounted to approximately $177.4 million. The allowance for doubtful accounts on these loans and guarantees amounted to $73.8 million.

                  The Agriculture Development Board provides aid to farmers and farm-related businesses by way of loans, grants and loan guarantees to increase income and employment in rural areas of the province. At March 31, 2002 loans and guarantees outstanding were $20.3 million. The allowance for doubtful accounts totaled $12.4 million.

                  The Fisheries Development Act provides financial assistance mainly by way of direct loans of fishermen to purchase and operate fishing vessels and equipment. At March 31, 2002, loans and guarantees outstanding amounted to $62.8 million. The allowance for doubtful accounts totaled $45.2 million.

          Family and Community Services. The Department of Family and Community Services carries out the Government's housing policies. Loans are issued pursuant to the New Brunswick Housing Act. At March 31, 2002 loans under the New Brunswick Housing Act amounted to $30.9 million. The allowance for doubtful accounts on these loans totaled $2.5 million. In accordance with the recommendations of the Canadian Institute of Chartered Accountants, loans that will be repaid through future Provincial appropriations were expensed at the time of issue.

          Provincial Holdings Ltd. Provincial Holdings Ltd. ("PHL") is a New Brunswick company which the Province uses to invest in the equity of industrial enterprises that are based in the Province. "PHL" is wholly-owned by the Province, and at March 31, 2002, $8.5 million had been advanced to "PHL" by the Province. The allowance for doubtful accounts on the loans to "PHL" totaled approximately $2.2 million.

                                   FINANCING


Borrowing Requirements

          The following table provides information on the Province's ordinary account deficit or surplus, deficit or surplus from operations and increase or decrease in net debt for the four fiscal years ended March 31, 2002 and the Budget Estimates for the fiscal year ending March 31, 2003.

                        (INCREASE) DECREASE IN NET DEBT


                                                                         Year Ended March 31,
                                                      _______________________________________________________________
                                                                                                              Budget
                                                                                                           Estimates
                                                          1999         2000          2001         2002          2003
                                                          ----         ----          ----         ----          ----
                                                                        (millions of dollars)
Ordinary Account Revenue                              $4,055.0     $4,418.0      $4,481.2     $4,830.6      $4,830.3
Ordinary Account Expenditure                           4,214.8      4,409.1       4,562.7      4,832.9       4,932.4
                                                       -------      -------       -------      -------       -------

        Surplus (Deficit) on Ordinary                   (159.8)         8.9         (81.5)        (2.3)       (102.1)
                                                       -------         ----        ------        -----       -------
        Account

Capital Account Expenditure                              325.2        296.4         153.1        202.9         257.8
Capital Account Recoveries                                41.9         43.0          11.2         19.9          48.0
                                                          ----         ----          ----         ----          ----

        Net Capital Expenditure                          283.3        253.4         141.9        183.0         209.8
                                                         -----        -----         -----        -----         -----

Special Purpose Account Revenues                          47.7         42.8          41.5         38.2          32.7
Special Purpose Account Expenditures                      39.0         35.5          34.8         34.6          31.2
                                                          ----         ----          ----         ----          ----

        Surplus (Deficit) on Special                       8.7          7.3           6.7          3.6           1.5
        Purpose Account

Special Operating Agency Revenues                        184.6        175.9         170.1        187.8         187.3
Special Operating Agency Expenditures                    179.3        176.7         164.1        190.5         175.7
                                                         -----        -----         -----        -----         -----

        Surplus (Deficit) on Special                       5.3        (0.8)           6.0        (2.6)          11.6
                                                           ---        -----           ---        -----          ----
        Operating Agency

Sinking Fund Earnings                                    226.5        203.6         220.0        230.9         240.0
                                                         -----        -----         -----        -----         -----

Elimination of Inter-Account Transactions                  ---          ---           ---          1.1           ---

Adjustments on Consolidation                               2.9          7.1         106.5         96.1           ---

Surplus (Deficit) from operations                       (199.7)       (27.3)         115.8        143.8          21.3

Unusual Item                                               ---        903.8           ---          ---           ---

(Increase) Decrease in Net Debt                        $(199.7)     $(931.1)        $115.8       $143.8       $(58.7)
                                                       ========     ========        ======       ======       =======




          Net loans and advances, sinking fund installments and serial redemptions and the difference between the cash contributions made to the pension funds and the amounts expensed according to CICA recommendations are not included since they are non-budgetary items. Borrowing requirements associated with the budget and the aforementioned items for the fiscal year ended March 31, 2002 were $454.8 million and for the fiscal year ending March 31, 2003 are estimated at approximately $315.8 million.

NON-PUBLIC BORROWING

          The Province has borrowed from two non-public sources, the Canada Pension Plan ("CPP") and the Federal Government.

          The CPP is a compulsory national pension plan in which all provinces other than Quebec participate. When the Plan generates surpluses, the excess funds are invested in capital markets. In the past, funds were invested in non-marketable securities issued by participating provinces, provincially guaranteed Crown Corporations and the Federal Government at a rate based on the Federal Government's long-term public market borrowing costs. Changes to CPP legislation in 1998 allowed for new funds flowing into the CPP to be invested in domestic and foreign equities and for provincial bonds previously issued to the CPP Investment Fund to be rolled over upon maturity on a one-time basis at a cost equal to the province's market rates. At March 31, 2002, New Brunswick had outstanding borrowings from the CPP Investment Fund of $834.3 million.

          Monies borrowed from the Federal Government by way of capital loans have been made available to the Province under programs designed to create employment through construction of capital works projects by the Province and by municipalities. At April 1, 2000, the Province had no further outstanding borrowings from the Federal Government under this program.

PUBLIC BORROWING


          At March 31, 2002, the Province had outstanding borrowings for Provincial purposes from non-Federal sources totaling $7,170.4 million through the issue and sale of debentures and notes, such securities being denominated in Canadian dollars, U.S. dollars, Japanese yen and Swiss francs. Not included in this amount is $3,121.7 million borrowed on behalf of New Brunswick Power Corporation.

TREND AND DISTRIBUTION OF BORROWING


          The trend and distribution of the amounts and sources of the Province's annual debt financing over the past five fiscal years is shown below:


                                                SOURCES OF FUNDS [1]

                                                                Non-Public
                                                                Borrowing
                                                              -------------
                  Year ended                                  Canada Pension
                  March 31,         Public Borrowing               Plan                   Total Borrowing
                  ----------        ----------------          --------------              ---------------
                                                            (millions of dollars)
                  1998                  $  950.0                  $  0.0                 $   950.0[2]
                  1999                     800.0                     0.0                     800.0[3]
                  2000                     550.0                    46.9                     596.9[4]
                  2001                     600.0                    53.0                     653.0[5]
                  2002                     600.0                    74.8                     674.8[6]
                                        --------                  ------                   ---------
                                        $3,500.0                  $174.7                 $ 3,674.7
                                        ========                  ======                   =========


--------------------------
[1] Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent at the time of issue.
[2] No funds were borrowed on behalf of New Brunswick Power Corporation.
[3] No funds were borrowed on behalf of New Brunswick Power Corporation.
[4] In addition, $50.0 million was borrowed on behalf of New Brunswick
    Power Corporation.
[5] In addition, $300.0 million was borrowed on behalf of New Brunswick
    Power Corporation.
[6] In addition, $300.0 million was borrowed on behalf of New Brunswick
    Power Corporation.


          Between April 1, 2002 and December 15, 2002, the Province borrowed $1,458.0 million. Of this amount, $466.6 million was advanced to New Brunswick Power Corporation.

GROWTH OF FUNDED DEBT AND CAPITAL LOANS

          The following tables illustrate the rate of change of the Province's outstanding funded debt and capital loans and present certain ratios relating that growth to economic indicators. The following tables do not include $50 million borrowed during the fiscal year 2000, $300.0 million borrowed during the fiscal year 2001 and $300.0 million borrowed during the fiscal year 2002 on behalf of New Brunswick Power Corporation.

          The Province is required by legislation to pay annually into a sinking fund the Canadian currency equivalent of not less than 1% of all funded debt. The Province's current policy is to pay 1.5% of funded debt annually into the sinking fund. Sinking fund installments are invested in approved securities, including direct and guaranteed obligations of the Province. Interest earned on such investments is added to the sinking fund, and is reinvested in approved securities. At March 31, 2002 the value of the sinking fund applicable to debt issued for Provincial purposes amounted to $3,358.8 million. For the fiscal year ended March 31, 2002, earnings on investments amounted to $230.9 million.

                                            OUTSTANDING NET FUNDED DEBT AND CAPITAL LOANS

                                                                                                          NET FUNDED     CHANGE
                      GROWTH FUNDED DEBT(1)                                                   VALUE OF     DEBT AND       OVER
AT           CANDADIAN    UNITED STATES  JAPANESE      SWISS      CAPITAL                      SINKING      CAPITAL      PREVIOUS
MARCH 31,     DOLLARS        DOLLARS        YEN       FRANCS       LOANS         TOTAL[2]       FUNDS        LOANS        YEAR %
---------    ---------     ------------  --------     ------      -------        --------     --------      ----------    --------
                                                (Millions of units of currency)
                          US Dollars
1998           4,995.2      US$949.5     12,000.0Sfr   230.0      $3.6          $6,685.1      $2,440.0    $4,245.1         1.9
1999           5,395.9         933.5     12,000.0      230.0       1.2           7,194.0       2,693.2     4,500.8         6.0
2000           5,728.7         933.5     12,000.0      175.0       0.0           7,408.5       2,925.5     4,483.0        (0.4)
2001           5,956.2         933.5     10,872.0      100.0       0.0           7,656.2       3,130.2     4,526.0         1.0
2002           6,305.4         933.5      9,744.0      100.0       0.0           8,004.7       3,358.8     4,645.9         2.6

------------
1 Debt securities issued in foreign currencies, which have been hedged are reported in the currency into which they have been hedged at the rates of exchange established by such hedges.

2 Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent at fiscal year end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.

          After a review of the sinking fund during the fiscal year ended March 31, 1991, the Province determined that due to the high level of investment earnings and sinking fund management policies the asset value was in excess of the amount required to provide for the orderly retirement of the outstanding debt. Pursuant to section 24 of the Provincial Loans Act, the Minister of Finance authorized the cancellation of certain Province of New Brunswick debentures held as investments by the sinking fund effective April 1, 1991.

                                                   COMPARATIVE DEBT STATISTICS[1]

                                                           1998         1999          2000         2001         2002
                                                           ----         ----          ----         ----         ----
                                                                         (millions of dollars)
Gross Domestic Product at market prices                 $16,845      $17,633       $19,005      $20,008      $20,507
Personal Income                                          15,118       15,835        16,628       17,436       18,183
Ordinary Revenue                                          4,067        4,055         4,418        4,481        4,831
Net Funded Debt and Capital Loans                         4,245        4,501         4,483        4,526        4,646
    As % of Gross Domestic Product                        25.2%        25.5%         23.6%        22.6%        22.7%
    As % of Personal Income                               28.1%        28.4%         27.0%        26.0%        25.6%
    As % of Provincial Revenue                           104.4%       111.0%        101.5%        99.5%        96.2%
_______________

[1]  The figures for Provincial Revenue and Net Funded Debt and Capital Loans are for the fiscal year ended March 31. The figures for GDP and Personal Income are for the calendar year ended December 31 of the previous year.



                         FUNDED DEBT MATURITY SCHEDULE
                 For Securities Outstanding at March 31, 2002


                                                         Denominated in [1]:
                                     -------------------------------------------------------
                                                                                                    Total
                                Canadian         United States       Japanese     Swiss           Canadian
     Year ended March 31,        Dollars            Dollars             Yen       Francs          Dollars[2]
     -------------------        --------            --------      -----------    --------         --------
     2003                       $  323.8            US$137.0      Yen 1,128.0       ---            $555.7
     2004                          230.9                 ---          1,128.0       ---             244.4
     2005                          284.5               247.5          1,128.0       ---             692.5
     2006                          246.1               150.0          1,128.0       ---             498.7
     2007                          760.5                 ---          1,128.0    Sfr100.0           868.7
                                --------            --------      -----------    --------         --------
     2003-07                     1,845.8               534.5          5,640.0    Sfr100.0         2,860.1
     2008-12                     2,743.2                 ---          4,104.0       ---           2,792.5
     2013-17                       541.7               200.0              ---       ---             860.4
     2018-22                       674.7                99.0              ---       ---             832.5
     2023-27                         ---               100.0              ---       ---             159.4
     2028-32                       500.0                 ---              ---       ---             500.0
                                --------            --------      ------------   --------        ---------
                                $6,305.4            US$933.5      Yen 9,744.0    Sfr100.0        $8,004.7
                                ========            ========      ============   ========        =========

-------------------
1    Debt securities issued in foreign currencies which have been hedged are reported in the currency into which they have been hedged at the rates of exchange established by such hedges.

2    Debt securities payable in foreign currencies are expressed as the Canadian dollar equivalent at the fiscal year end rates of exchange or, where hedges are in place, at the rates of exchange established by such hedges.



          Between April 1, 2002 and December 15, 2002, the Province borrowed $1,458.0 million. Of this amount, $466.6 million was advanced to New Brunswick Power Corporation. The preceding table does not include these amounts.

UNFUNDED DEBT


          Because the Province follows an accrual accounting system, expenditures are allocated to the year in which they were incurred irrespective of the date of payment, resulting in the establishment of accounts payable and accrued liabilities. Such unfunded debt is not secured by debt instruments.

          At March 31, 2002, the Province's unfunded debt was as follows:

                                 UNFUNDED DEBT
                                                 At March 31, 2002
                                                 ---------------------
                                                 (millions of dollars)
Bank Advances and Short Term Borrowing                    $884.0
Trust Deposits                                              42.3
Accounts Payable                                           436.6
Accrued Expenditures                                       676.0
Deferred Revenue                                           286.1
                                                        --------
Total Unfunded Debt                                     $2,325.0
                                                        ========

          This unfunded debt is partially offset by assets of the Province in the amount of $1,360.9 million, represented by $531.7 million of cash and short term investments, $285.1 million of accounts and interest receivable, $382.4 million of taxes receivable, $26.8 million of inventories and $134.9 million of prepaid and deferred charges.

Contingent Liabilities


          The following table summarizes outstanding contingent liabilities at March 31, 2002 with comparable numbers for March 31, 2001:

                            CONTINGENT LIABILITIES


                                                     At March 31,
                                                 --------------------
                                                 2001            2002
                                                 ----            ----
                                                 (millions of dollars)

Bank Loans
  Under Various Acts                             $166.6         $196.1

  Less: Provision for Possible Losses              30.9           44.7
                                                   ----           ----
Total Contingent Liabilities                     $135.7         $151.4
                                                 ======         ======


          Due to the adoption of the definition of the Reporting Entity recommended by the Public Sector Accounting and Auditing Board of the CICA, guarantees associated with the debt of New Brunswick Power Corporation and the New Brunswick Municipal Finance Corporation are not included in the previous table. These guarantees are as follows:


                                                       At March 31,
                                                   --------------------
                                                   2001            2002
                                                   ----            ----
                                                   (millions of dollars)



Bonds, Debentures and Notes
   New Brunswick Power Corporation(1)             $125.0        $125.0
   New Brunswick Municipal Finance Corporation     350.9         366.9

Loans from Northern Canada Power Commission to
   New Brunswick Power Corporation                   9.6           8.0
                                                     ---           ---
                                                   485.5         499.9
   Less: Sinking Funds                              30.4          32.2
                                                    ----          ----

                                                   455.1         467.7
   Accrued Interest(1)                              12.1          12.2
                                                    ----          ----
Total                                             $467.2         479.9
                                                  ======         =====
-----------------
1 Foreign denominated debt plus accrued interest are expressed as the Canadian dollar equivalent at fiscal year end rates of exchange.

Debt Record

          The Province has always paid promptly when due the full amount of the principal, redemption premium, if any, and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, all in the lawful currency of the country where payable at the time of payment thereof, subject during wartime to any applicable restrictions of laws and regulations forbidding trading with the enemy.

               CONSOLIDATION OF NEW BRUNSWICK PUBLIC SECTOR DEBT

          Other than the Province, New Brunswick Power Corporation, New Brunswick Municipal Finance Corporation and municipalities are the only public sector entities with outstanding debt. Municipalities, with the exception of the City of Saint John, are required to obtain approval from the Provincial Government before borrowing money for capital expenditures.

                           CONSOLIDATED FUNDED DEBT
                      OF THE NEW BRUNSWICK PUBLIC SECTOR
                             (millions of dollars)

Province of New Brunswick
   Funded Debt                                             $ 8,004.7
   Less: Sinking Funds                                       3,358.8
                                                             -------
                                                             4,645.9
Municipalities
   Funded Debt                                                 366.9
                                                               -----

Total Public Sector Debt                                   $ 5,012.8
                                                           =========

          Information in the foregoing table relative to the Province is at March 31, 2002 and information relative to municipalities is the amount outstanding at December 31, 2001. The figures for the Province do not include contingent liabilities of the Province in respect of its guarantees of obligations of New Brunswick Power Corporation ($100.8 million net of sinking funds of $32.2 million). Also excluded is $2,794.3 million (net of sinking funds of $327.4 million) borrowed by the Province on behalf of New Brunswick Power Corporation. This debt is paid out of the operating revenues of New Brunswick Power Corporation rather than out of Provincial revenues. Between April 1, 2002 and December 15, 2002, the Province borrowed $1,458.0 million. Of this amount, $466.6 million was advanced to New Brunswick Power Corporation.

                       PUBLIC SECTOR PENSION LIABILITIES

          The Public Service Superannuation Act establishes a plan under which pensions are paid to most government employees and to certain employees of boards or institutions affiliated with the Province or their surviving spouses and minor dependents. Employees contribute approximately 6.1% on average of their salaries into the Public Service Superannuation Fund (PSSF). Approximately 9,700 active Provincial employees are making contributions. The Province and other designated employers are required to contribute into the PSSF an amount that is necessary, in addition to employee contributions, to cover current service cost. If at any time the PSSF is unable to satisfy all pension liabilities, the deficiency will be met out of the ordinary revenue of the Province. The Province contributed $31.4 million as the employer portion of current service cost for the year ending March 31, 2002. The Province will contribute approximately $32.7 million for current service cost for the fiscal year ending March 31, 2003. The market value of the PSSF was $3,027.9 million as of March 31, 2002.

          The Teachers' Pension Act establishes a plan for the payment of pensions to retired teachers or their surviving spouses and minor dependents. Teachers covered contribute approximately 7.4% on average of their salaries into the Teachers' Pension Fund (TPF). Approximately 7,646 active employees are making contributions. The Province is required to match employee contributions. If at any time the TPF is unable to satisfy all pension liabilities, the deficiency will be met out of the ordinary revenue of the Province. The Province contributed $29.9 million as the employer portion of current service cost for the year ended March 31, 2002. The Province will contribute approximately $31.1 million for the fiscal year ending March 31, 2003. The market value of the TPF was $2,793.3 million as of March 31, 2002.

          On the basis of April 1, 2000 actuarial valuations, the actuarial surplus as of March 31, 2000 is $330.2 million and $221.1 million for the Public Service Superannuation Plan and Teachers' Pension Plan, respectively.

          Significant actuarial assumptions used for the purposes of financial statements were:
                                                    Short Term      Long Term
                                                    ---------       ---------

  Salary escalation rate......................... 2.00% to 3.00%        4.00%
  Real rate of return............................          4.25         4.25
  Inflation......................................          3.50         3.50

          The financial statements for the Province of New Brunswick report unfounded liabilities for the Public Service Superannuation Plan and the Teachers' Pension Plan of $126.5 million and $197.3 million, respectively as of March 31, 2002. The primary difference between the actuarial and accounting valuations is that accounting standards require that experience gains be amortized over the estimated average remaining lifetime of the employees.

          The Province sponsors three separate School District pension plans totaling $228.9 million in assets. The Plans have December 31 year ends. The total surplus is approximately $42.6 million on an actuarial basis and $18.9 million on an accounting basis. If at any time these plans are found to be deficient, the Province is required to contribute an amount sufficient to fully fund the obligations.

          The Province sponsors pension plans for provincial court judges, Members of the Legislative Assembly and the Ombudsman. Collectively they have a total actuarial unfunded liability of $37.7 million and an accounting unfunded liability of $49.6 million as of March 31, 2002.

          The Province also contributes to the Pension Plan of Certain Bargaining Employees of New Brunswick Hospitals, C.U.P.E. Employees of New Brunswick Hospitals and the Pension Plan for Part-time and Seasonal Employees. The Province contributes a fixed percentage of an employees' wages, and has no further financial obligation.

New Brunswick Investment Management Corporation

          In 1996, legislation was proclaimed establishing the New Brunswick Investment Management Corporation. The corporation acts as trustee for the Public Service Superannuation Plan, the Teachers' Pension Plan, and the Provincial Court Judges' Pension Plans.

                        NEW BRUNSWICK POWER CORPORATION

          New Brunswick Power Corporation (the "Corporation"), formerly The New Brunswick Electric Power Commission, was established in 1920 under the Electric Power Act which provides that the Corporation is an agent of the Crown in right of the Province. The Electric Power Act states that the objective of the Corporation shall be "to provide for the continuous supply of energy adequate for the needs and future development of the province and to promote economy and efficiency in the generation, distribution, supply, sale and use of power". At March 31, 2002, the Corporation operated six hydro-electric plants with a combined net generating capacity of 884 megawatts, one CANDU nuclear plant at Point Lepreau with a net generating capacity of 635 megawatts, five thermal plants with a combined net generating capacity of 1,923 megawatts and three combustion turbine plants with a combined net generating capacity of 327 megawatts. The Corporation has a total net generating capacity of 3,769 megawatts and its gross generation constitutes 85% of the gross generating capacity in the province.1 Gross investment in all plants at March 31, 2002, was $3,667 million.

          At March 31, 2002, the Corporation maintained 6,665 kilometers of transmission lines and 26,316 kilometers of distribution lines, representing a gross investment of $272 million and $693 million, respectively. The Corporation also had an investment of $408 million in terminals and substations.


1 Gross generating capacity for the Province is based on 1999 Statistics Canada figures.

Interconnections

          Beginning in the early 1970's, the Corporation significantly enlarged its interconnection facilities to take advantage of its favorable geographic position between the two very large electric power systems in Quebec and New England and the other two Maritime provinces. At March 31, 2002 interconnection capacity was as follows:


                           INTERCONNECTION CAPACITY


Utility System                                                    Megawatts
--------------                                                    ---------

Quebec..........................................................     1,100
New England ....................................................       810
Nova Scotia.....................................................       500
Prince Edward Island............................................       200
                                                                       ---
Total...........................................................     2,610
                                                                     =====



          On March 1, 1996, the Corporation was granted two export permits by the National Energy Board for the export of firm and interruptible energy to the U.S. These export permits will remain in effect until December 31, 2006. On December 22, 1999, the Corporation was granted a third export permit for 224 MW for a 20-year period. These export permits have allowed the Corporation to implement a number of transaction agreements with entities not directly interconnected with New Brunswick and increase the range of potential business partners. The Corporation has a number of short-term agreements with neighbouring utilities both in the U.S. and in eastern Canada and other entities for the purchase and sale of energy and capacity. Additional transactions are implemented on an opportunity basis when beneficial to both parties.

Competition and Deregulation

          In January 2001, the Provincial Government's White Paper-New Brunswick Energy Policy outlined a managed restructuring of the electricity sector from the current monopoly structure to a more competitive environment. Many recommendations in the White Paper will have an impact on NB Power's future development and operations:

o Beginning April 2003, wholesale and large industrial customers will have the option to obtain electricity from competitive suppliers. Customers leaving the system may be assessed an exit fee or equivalent charge. Market conditions will be reviewed periodically regarding the introduction of retail competition.

o For wholesale and large industrial customers that do not select an alternative supplier, NB Power will have an obligation to provide a standard offer of service under terms and prices consistent with previous service.

o Provincial legislative restrictions on the construction of generation facilities by independent power producers will be removed.

o A Market Design Committee, comprised of many stakeholders, has studied the design, structure and rules for a competitive market. It has forwarded recommendations to the Provincial Government on how to introduce electricity competition and protect the interests of customers and the environment. Work is underway to develop detailed rules for the operation of the market prior to the market opening.

o The Board of Commissioners of Public Utilities of New Brunswick ("Public Utilities Board") will have the authority to regulate the open-access transmission tariff in New Brunswick.

          In early 2002-2003, the Provincial Government decided to maintain NB Power as a Crown Corporation and complete a major restructuring of the utility including the invitation of equity positions or partnerships in the business development projects. By April 1, 2003, NB Power will be restructured into NB Power Holding with the four business units operating as subsidiary companies or stand-alone businesses - NB Power Generation, NB Power Nuclear, NB Power Transmission, and NB Power Distribution/Customer Service. The holding company will provide corporate services to the subsidiaries. The new subsidiary companies will operate on a commercial basis and will be required to:

o    earn a positive rate of return on equity
o    pay a cash dividend to the Province
o    pay the equivalent of income and capital taxes
o    borrow funds without a Provincial Government guarantee

          NB Power Transmission will own and operate the transmission system. An Independent System Operator will provide non-discriminatory transmission access to customers inside or outside the province.


Natural Gas

          The availability of natural gas coupled with new transmission access regulations has allowed the Corporation to create partnerships for infrastructure redevelopment. The Corporation's objective is to take advantage of the economic and environmental benefits of natural gas while mitigating competitive impacts. There is the likelihood that export benefits will be reduced as natural gas generation capacity is built in New England. There is also, however, the opportunity to use natural gas to generate electricity in New Brunswick for significant benefits. The Corporation has an agreement with Bayside Power LP where an existing 100 MW unit at Courtenay Bay was re-powered to a 280 MW combined-cycle natural gas unit. The Corporation contributed site infrastructure and has contracted to purchase the electric output during the winter months over a 20-year contract term. The project began commercial operation in September 2001.


Business Development

          Consistent with NB Power's business development plan objectives to ensure the reliability of supply, environmental acceptability, economic efficiency, and financial viability, investment analysis has identified three development projects. These proposed development projects are in various stages of regulatory review, environmental assessments and searches for equity partnerships.


Coleson Cove Generating Station Refurbishment

          The continued operation of the 1000 MW oil-fired Coleson Cove Generating Station beyond 2005 requires an upgrade to meet new environmental standards. The proposed $747 million station refurbishment will include installation of control technologies to reduce emission rates. Significantly lower fuel costs resulting from the conversion of the station to use Orimulsion(R) will finance the acquisition of new environmental protection equipment.

          NB Power filed evidence supporting the refurbishment with the PUB in November 2001. Following a public hearing in January 2002, the PUB recommended to NB Power's Board of Directors that the project proceed. A provincial environmental impact assessment has been successfully completed. The refurbishment project is scheduled for completion in November 2004. The Corporation is currently seeking an equity position or partnership in the project.

Point Lepreau Nuclear Generating Station Refurbishment

          NB Power has completed an assessment to define the scope and cost for the refurbishment of the 635 MW Point Lepreau Nuclear Generating Station. The proposed refurbishment would require replacement of major equipment during an 18-month outage beginning in 2007, along with the construction of new structures at the on-site waste management facility. The $850 million project would maintain existing production from the station, which provides up to 30% of New Brunswick's electricity, and maintain significant environmental benefits.

          NB Power filed evidence supporting the refurbishment with the PUB in February 2002. Following a public hearing that ended in June 2002, the PUB recommended to NB Power's Board of Directors that the project not proceed because, in their opinion, there was no significant economic advantage to the proposed project. The PUB made their recommendation based on the economic aspect of the proposed project only. Development criteria such the environmental advantages of the refurbishment, particularly in the area of controlling carbon dioxide emissions were not considered. The PUB had previously determined that the electricity generated by Point Lepreau is required to meet the future needs of the Province. As NB Power reviews this decision, all of the costs and risks of other development options, including the environmental considerations, will be weighed against the overall benefits of nuclear power. Work is also proceeding on the federal environmental impact assessment required for the waste management facility. The Corporation is currently seeking an equity position or partnership in the project.


Transmission Projects

          Increased opportunities for imports and exports to the New England electricity market would be enhanced with the construction of a second 345 kV transmission line and interconnection. NB Power made an application to the National Energy Board (NEB) for a Certificate of Public Convenience and Necessity to construct, operate and maintain the power line. A Comprehensive Study Report of the environmental assessment of the project was submitted to the NEB in March 2002. The project is planned for completion in 2006.

Renewable Energy Development

          NB Power has been exploring wind energy as part of alternative energy development opportunities and has contributed towards the construction of a tower to measure wind speed on Lameque Island in northeastern New Brunswick.


Rates

          Under the Electric Power Act, rates are charged by the Corporation to cover all operating charges and expenses, overhead, interest and amortization charges, and to maintain "such reserve, depreciation and surplus accounts as are maintained by a properly managed corporation". Effective January 1, 1990, the Corporation became subject to rate regulation by the Board of Commissioners of Public Utilities ("Public Utilities Board"). The Lieutenant-Governor in Council may reverse or vary any rate order of the Public Utilities Board. If this occurs there is no appeal. The mandate of the Public Utilities Board does not extend to areas such as approval of borrowings or contracts for the sale or purchase of electricity outside the province.

          The Public Utilities Act was amended on December 10, 1993 to provide "legislated permission" regulation. Since that date, the Corporation may implement rate increases in any fiscal year without applying to the Public Utilities Board, provided the rate increase does not exceed the greater of 3.0% or the percentage change in the average consumer price index. In addition, the Corporation must, before making any direct capital expenditures for new generating facilities, apply to the Public Utilities Board for its recommendations as to those proposed capital expenditures. The Public Utilities Act was also amended in November, 1997, to require the Corporation to apply to the Public Utilities Board for its recommendations before making any expenditure in excess of $75 million in relation to the decommissioning of a generating facility or a proposed maintenance program or a proposed upgrading program for a generating facility or a combination of such programs for a generating facility.

          Rate increases in the past five fiscal years are shown in the following table:

                            AVERAGE RATE INCREASES

                                            Year Ended March 31,
                                 -------------------------------------------
Customer Classification          1998(1)  1999(2)     2000   2001(3)    2002
                                 -------  -------     ----   -------    ----

Residential                       3.4%    3.4%        0.0%     3.0%     3.0%
General Service                   2.3      2.2        0.0      0.0      1.5
Industrial                        2.9      2.9        0.0      0.0      1.5
Wholesale                         2.9      2.9        0.0      0.0      1.5
Street Lights                     0.0      0.0        0.0      0.0      0.0

1) Increase effective October 1, 1997.
2) Increase effective October 1, 1998.
3) Increase effective April 1, 2000.


          An increase of $1.00 per unit for water heater rentals was implemented effective October 1, 1999.


Operations and Financial Review

Highlights

          The financial information which follows is on a consolidated basis for the fiscal year ended March 31, 2002 for the Corporation and its wholly-owned subsidiary, N.B. Coal Limited. NB Power's net income was $20 million in 2001-2002 compared to a net loss of $78 million in 2000-2001. The 2001-2002 net income from operations before a foreign exchange accounting adjustment was $4 million compared to a net loss of $12 million the previous year.

          The 2001-2002 net income was significantly affected by several factors. During the year, water flows were at the lowest level since the late 1960's and, as a result, hydro generation had to be replaced with more expensive thermal generation. This increased fuel costs by $21 million compared to the previous year. One-time maintenance costs were incurred at three thermal generating stations, the most significant being turbine repairs at the Coleson Cove Generating Station. This unplanned maintenance work, coupled with costs incurred to enhance Customer Service operations and improve information systems functionality, contributed to a $19 million increase in maintenance and administration costs compared to the previous year.

          These negative pressures on net income were mitigated by substantial gross margins from exports, which reached a record high of $170 million in 2001-2002. As well, the Point Lepreau Generating Station achieved a capacity factor of 82.5%, which was an improvement over the level of 65% achieved in 2000-2001.


Accounting Adjustment

          Effective April 1, 2001, NB Power adopted the Canadian Institute of Chartered Accountants (CICA) amended standard for foreign exchange translation. The amended standard no longer allows foreign exchange gains or losses on long-term debt to be deferred and amortized over the life of the related debt issue. Income and retained earnings from prior years have been restated to reflect the amended standard.

          The CICA change in accounting standards had a significant impact on reported net income and the Corporation's equity because of its $660 million in US dollar debt. At April 1, 2001, the Corporation had $172 million in unamortized foreign exchange losses related to this US dollar debt. Adoption of the amended standard increased net income by $16 million in 2001-2002 and reduced beginning retained earnings by $172 million.

          In 2000-2001, the amended standard decreased net income by $66 million and reduced beginning retained earnings by $106 million. In 1999-2000, the amended standard increased net income by $49 million and reduced beginning retained earnings by $154 million.

          As a result of the amended standard, NB Power has implemented a hedging strategy to mitigate exposure to net income volatility in the future.

Operating Results

          Total revenue amounted to $1,319 million, an increase of $10 million or .8% from the previous year. During the fiscal year ended March 31, 2002, revenues from sales of power in-province decreased by $12 million or 1.3% to $919 million. Weather in 2001-2002 was warmer than the previous fiscal year, which caused a revenue decline in the weather-sensitive customer sectors (residential, general service, and wholesale) of $26 million. Industrial revenue was down $5 million year-over-year as a result of inventory shutdowns and lower production levels primarily in the pulp and paper sector. Industrial and weather-related revenue decreases were partially offset by growth in the residential and general service sectors, which increased revenues by $19 million compared to the previous year. Revenue from residential customers was higher due to an increase in the number of customers, while the increase in the general service sector was due to greater consumption.

          Out-of-province revenue was $359 million in 2001-2002, an increase of $27 million or 8.1% from 2001, primarily due to a sales volume increase. Despite a decline in on-peak prices, the Corporation did not experience a significant year-over-year difference in the average price earned from the New England market because it utilized a balance of spot price sales and sale contracts based on forward prices. Margins on export sales have kept electricity rates to in-province customers 10-15% lower.


          For the fiscal year ended March 31, 2002, energy was supplied as follows:

                         Composition Of Energy Supply
                                                        Total      In Province

Hydro ...................................................9.1%           12.2%
Heavy fuel oil & combustion turbine.....................27.4             17.2
Orimulsion(R)...........................................10.7             10.3
Coal and petroleum coke.................................20.0             22.3
Nuclear.................................................23.5             29.5
Purchases................................................9.3              8.5
                                                       -----            -----
Total..................................................100.0%           100.0%
                                                       =====            =====


          The cost of fuel and purchased power was $489 million in 2001-2002, a decrease of $12 million or 2.4% from 2000-2001. Heavy fuel oil represented 50% of this spending, while purchased power from utilities in Nova Scotia, Maine, Quebec, and New Brunswick accounted for 20%. The year-over-year decline in fuel and purchased power costs was attributable to:

o In-province load declined by 2.1%, primarily due to warmer weather, which reduced costs by $14 million.

o Nuclear net capacity improved, which reduced costs by $44 million. The nuclear station net capacity factor in 2001-2002 was 82.5% compared to 65% in 2000-2001. The more electricity that can be produced from nuclear, the less NB Power must utilize more expensive thermal generation and purchases of power.

o Lower heavy fuel oil prices reduced the cost to supply export sales by $11 million and the cost to supply in province load by $5 million.

          These cost reductions were offset by cost increases:

o Lower hydro generation increased costs by $21 million when it was replaced with more expensive thermal generation. Hydro performance was 71.3% of long-term average in 2001-2002 compared to 88.6% in 2000-2001.

o The Canadian dollar declined compared to the US dollar which increased fuel costs by $9 million because most thermal fuels are purchased in US dollars.

o Coal prices were higher which increased costs to supply in-province load by $11 million.

o Due to increased contract prices, purchases to supply in-province load increased $13 million.

o Reduced capacity of thermal units and other dispatch changes to supply in-province load increased costs by $8 million.

          Operations, maintenance and administration costs were $344 million in 2001-2002, an increase of $19 million or 5.8% from 2000-2001. The increase was due to:

o Unplanned one-time maintenance costs incurred at the Coleson Cove, Belledune and Dalhousie Generating Stations. The most significant increase was due to turbine repairs at the Coleson Cove Generating Station.

o Increased operating costs were incurred in the Customer Service and Transmission Business Units in support of the five-year asset renewal program.

o Increased costs were required to support information technology system investments.

          Amortization and decommissioning costs were $200 million in 2001-2002, a decrease of $5 million or 2.4% from 2000-2001. The decline occurred because the 2000-2001 results included a one-time $7 million write-down of a surplus dragline at NB Coal. In 2001-2002, increases occurred due to investments in generating station assets and a reduction in the service lives of information system assets.

          Finance charges were $266 million in 2001-2002, a decrease of $90 million or 25.3% from 2000-2001. The change in the foreign exchange translation on long-term US dollar debt caused a decline of $78 million because the Canadian dollar declined by 0.6 cents in 2001-2002 compared to a decline of 5.4 cents in 2000-2001. Interest costs declined by $12 million due to reduction in debt and the replacement of higher interest debt issues with new debt issues at lower interest rates.

         At March 31, 2002, the net long-term debt of the Corporation was $2,890 million (after deducting all sinking funds and using exchange rates prevailing on that date) compared to $2,869 as at March 31, 2001. All long-term debt is guaranteed or advanced by the Province.


Point Lepreau

          During 2001-2002, Point Lepreau operated with a capacity factor of 82.5%, its second highest performance in six years. Since 1982, the station's in-service capacity factor has been 82% and it has regularly provided approximately 30% of New Brunswick's electricity. There were five unscheduled outages during the year, collectively lasting 44 days and resulting in a lower-than-budgeted capacity factor.

          Each year the Corporation charges to income an amount to provide for the estimated future costs of disposing of used nuclear fuel and decommissioning the nuclear generating station to return the site to a state of unrestricted use. A study was completed during the year to update costs but in view of the uncertainty relating to the decision on refurbishment that will determine the estimated service life for the station, the Corporation's financial statements continue to reflect the 1996 reviews for purposes of calculating the annual charge for used nuclear fuel management and decommissioning. When the refurbishment decision is made, it is possible that the annual charges to income for used nuclear fuel management and decommissioning and its amortization will differ, and could differ materially, from the estimated amounts provided in the 2001-2002 financial statements. The estimated impact on 2001-2002 is described in detail in Note 1(n) of the Corporation's financial statements. The amounts for used nuclear fuel management and decommissioning at March 31, 2002 were not funded. The Corporation is currently investigating funding options for implementation during the 2002-2003 fiscal year.


Capital Expenditures

          Capital expenditures were $140 million in 2001-2002, an increase of $22 million or 18.6% from 2000-2001. The capital expenditures included pre-engineering analysis and other work required for a decision on refurbishment of the Point Lepreau Generating Station. Other capital expenditures included preparatory work to support the Coleson Cove Generating Station refurbishment project and various projects to strengthen transmission and distribution system infrastructure.


Free Cash Flow and Debt Reduction

          Free cash flow was $64 million in 2001-2002, a decrease of $50 million or 43.9% from 2000-2001. Free cash flow is the operating cash flow less capital expenditures plus proceeds on disposals of assets, customer contributions for capital expenditures and changes in working capital. The reasons for the decline in free cash flow were higher capital spending and higher working capital due to fuel inventory at fiscal year end.

         Debt reduction was $41 million in 2001-2002, an increase of $18 million or 78.3% from 2000-2001. The decline in free cash flow of $50 million was more than offset by the change in the foreign exchange translation of long-term US dollar debt. The Canadian dollar compared to the US dollar declined by 5.4 cents in 2000-2001 while the corresponding decline in 2001-2002 was 0.6 cents.

Statistical Information

          The following table sets forth certain information with respect to the peak demand and capacity for each of the fiscal years 1998 through 2002.

                           PEAK DEMAND AND CAPACITY

Year                                          Total     Total Net Generating
Ended           In-Province  Out-of Province   Peak      Capacity and Firm
March 31,       Peak Demand   Firm Sales(1)   Demand    Capacity Purchases(1)
--------        -----------  ---------------  ------ ---------------------------
                                     (megawatts)

1998               2,792          492         3,284           4,168
1999               2,786          531         3,317           4,468
2000               2,856          427         3,283           4,468
2001               2,893          464         3,357           4,267
2002               2,768          863         3,631           4,268
--------------------

(1) At the time of the In-province Peak Demand.

          The following table sets forth certain statistical information for the five fiscal years ended March 31, 2002.



                                            SELECTED OUTPUT AND SALES DATA

                                                                Year Ended March 31,
                                        -------------------------------------------------------------------
                                          1998           1999            2000           2001           2002
                                          ----           ----            ----           ----           ----

 System Power Generated and Purchased
 (in millions of kilowatt-hours)
    Generated                           17,242         20,099          17,123         18,818         19,067
    Purchased                            3,148          2,568           4,712          2,092          1,945
                                        ------         ------          ------         ------         ------
                                        20,390         22,667          21,835         20,910         21,012

 Losses and Internal Use                 1,895          2,070           1,993          2,021          1,953
                                        ------         ------          ------         ------         ------
 Total Energy Available                 18,495         20,597          19,842         18,889         19,059
                                        ======         ======          ======         ======         ======

 Electric Sales (in millions of
 kilowatt-hours)
    In-Province                         13,724         13,549          13,587         14,011         13,795
    Out-of-Province                      4,771          7,048           6,255          4,878          5,264
                                        ------         ------          ------         ------         ------
 Total Electric Sales                   18,495         20,597          19,842         18,889         19,059
                                        ======         ======          ======         ======         ======

 Revenue from Sale of Power (in
 millions of dollars
    In-Province                           $869           $872            $888           $931           $919
    Out-of-Province                        242            303             329            332            359
                                        ------         ------          ------         ------         ------
 Total Revenue from Sale of Power        1,111          1,175           1,217          1,263          1,278
 Miscellaneous Revenue                      29             29              31             46             41
                                        ------         ------          ------         ------         ------
 Total Revenue                          $1,140         $1,204          $1,248         $1,309         $1,319
                                        ======         ======          ======         ======         ======

 Number of Customers (at end of        342,095        344,086         350,633        353,724        356,440
 period) (1)

 Average Revenue per kilowatt-hour
    In-Province                       6.33(cent)     6.44(cent)      6.54(cent)     6.64(cent)     6.66(cent)
    Out-of-Province                   5.07(cent)     4.30(cent)      5.26(cent)     6.81(cent)     6.82(cent)



------------------
(1) Includes customers served indirectly through local distribution companies in the Cities of Saint John and Edmundston (41,777 at March 31, 2002).


          The following summary financial information was extracted from the audited Consolidated Financial Statements of the Corporation.


                        NEW BRUNSWICK POWER CORPORATION

                      Summary Consolidated Balance Sheet (1)

                                                       At March 31,
                                             --------------------------------
                                                2001                  2002
                                             ---------             ----------
                                                   (millions of dollars)
Assets
Fixed Assets...............................     $2,906                $2,840
Current Assets.............................        313                   293
Deferred Charges...........................         79                   103
                                             ---------             ---------
Total Assets...............................     $3,298                $3,236
                                             =========             =========


Liabilities & Deficit
Long-Term Debt.............................     $2,624                $2,171
Current Liabilities........................        584                   941
Deferred Liabilities.......................        254                   268
Deficit....................................       (164)                 (144)
                                             ----------            ---------
Total Liabilities and Deficit..............     $3,298                $3,236
                                             ==========            =========
-------------------
(1) Certain 2001 figures have been reclassified to conform with 2002 financial statement presentation. Effective April 1, 2001, the Corporation adopted the Canadian Institute of Chartered Accountants
     (CICA) amended standards for foreign exchange translation. The amended standard no longer allows foreign exchange gains or losses on long-term debt to be deferred and amortized over the life of the related debt issue. Income and retained earnings from prior years have been restated to reflect the amended standard. Adoption of the amended standard reduced opening retained earnings in 2001-2002 by $172 million and opening retained earnings in 2000-2001 by $106 million.

                                   Summary Consolidated Statement of Income1

                                                                Year Ended March 31,
                                        -------------------------------------------------------------------
                                          1998           1999            2000           2001           2002
                                          ----           ----            ----           ----           ----

Revenue                                 $1,140         $1,204          $1,248         $1,309           1319
Expenditures
   Cost of Energy                          404            374             395            501            489
   Operations                              439            472             510            530            544
   Interest and exchange                   350            383             277            356            266
                                        ------         ------          ------         ------         ------
Total Expenditure                        1,193          1,229           1,182          1,387          1,299

Income (loss) before transfers
   and write-off                          (53)           (25)             66             (78)            20
   Fuel channel account transfer 2          22              9             ---            ---            ---
                                        ------         ------          ------         ------         ------

Income (loss) before write-off             (31)           (16)             66            (78)            20
   Write-off of deferred cost              ---            450             ---            ---            ---
                                        ------         ------          ------         ------         ------

Net Income (Loss) for the year           $ (31)         $(466)            $66           $(78)           $20
                                        ======         ======          ======         ======         ======


-------------------------
(1)  Certain figures have been reclassified to conform with 2002 financial statement presentation.. Effective April 1, 2001, the Corporation adopted the Canadian Institute of Chartered Accountants (CICA) amended standard for foreign exchange translation. The amended standard no longer allows foreign exchange gains or losses on long-term debt to be deferred and amortized over the life of the related debt issue. Income and retained earnings from prior years have been restated to reflect the amended standard. Adoption of the amended standard increased net income in
     2001-2002 by $16 million; reduced net income in 2000-2001 by $68 million;
     increased net income in 1999-2000 by $49 million; decreased net income in
     1998-1999 by $43 million; and decreased net income in 1997-1998 by $10 million.

(2)  The Corporation has discontinued the practice of having reserve accounts.
     The balance in all accounts was eliminated in September, 1998.



                  Summary Consolidated Statement of Cash Flow1

                                                         Year Ended March 31,
                                               --------------------------------------
                                               1998      1999    2000    2001    2002
                                               ----      ----    ----    ----    ----
                                                              (millions of dollars)

Net Income (Loss)                             $ (31)   $ (466)   $ 66   $ (78)   $ 20
Non-Cash Items                                  185       705     171     292     214
Net Change in Non-Cash Working
   Capital Balances                             (20)       23      22      16     (35)
                                               ----      ----    ----    ----    ----

Cash Generated From Operating Activities        134       262     259     230     199
Cash Inflow (Outflow) Financing Activities      (83)     (186)   (170)    (91)   (104)
Cash Inflow (Outflow) Investing Activities      (67)      (73)    (62)   (116)   (135)
                                               ----      ----    ----    ----    ----

Net Cash Inflow (Outflow)                       (16)        3      27      23     (40)
Cash Position at Beginning of Year               20         4       7      34      57
                                               ----      ----    ----    ----    ----

Cash Position at End of Year                    $ 4       $ 7    $ 34    $ 57    $ 17
                                               ====      ====    ====    ====    ====

-------------------
(1)  Certain figures have been reclassified to conform with 2002 financial statement presentation. Effective April 1, 2001, the Corporation adopted the Canadian Institute of Chartered Accountants (CICA) amended standards for foreign exchange translation. The amended standard no longer allows foreign exchange gains or losses on long-term debt to be deferred and amortized over the life of the related debt issue. Income and retained earnings from prior years have been restated to reflect the amended standard. Adoption of the amended standard increased net income in
     2001-2002 by $16 million; reduced net income in 2000-2001 by $68 million;
     increased net income in 1999-2000 by $49 million; decreased net income in
     1998-1999 by $43 million; and decreased net income in 1997-1998 by $10 million.


             TABLES AND SUPPLEMENTARY INFORMATION OF THE PROVINCE

          In the following tables, the revenue and expenditure for the four fiscal years ended March 31, 2002 have been extracted from the Public Accounts for such years (subject to certain adjustments for purposes of comparability). For the fiscal year ending March 31, 2003, the numbers have been extracted from the Budget and the forecast of revenue and expenditure published in the Budget Estimates. Revenue and expenditure are expressed on a net basis.


                                 TABLE I - COMPARATIVE STATEMENT OF ORDINARY REVENUE

                                                          Fiscal Year Ended March 31,                Budget
                                                             (millions of dollars)                 Estimate
                                            -------------------------------------------------- -------------
                                                 1999         2000         2001          2002          2003
                                            ----------  -----------  -----------  ------------ -------------
 Own Source
 Taxes                                       $2,008.2     $2,192.7     $2,325.5      $2,376.3      $2,423.4
 Investment Income 1                          (273.2)        173.0         99.5         177.9         248.0
 Licenses and Permits                            88.9         98.6         99.8          95.3          95.5
 Sale of Goods and Services                      81.4         82.2         81.0          83.8          81.4
 Royalties                                       59.8         59.6         63.6          58.2          60.9
 Return on Investment                            19.6         23.4         21.7          22.1          22.8
 Fines and Penalties                              1.3          1.8          1.6           1.3           1.7
 Other                                           13.7         18.4         20.0          15.4          12.6
                                            ----------  -----------  -----------  ------------ -------------
 Total - Own Source                           1,999.7      2,649.7      2,712.7       2,830.3       2,946.3
                                            ----------  -----------  -----------  ------------ -------------

 Grants from Canada
 Unconditional Grants - Canada                1,866.7      1,589.2      1,590.4       1,818.0       1,698.3
 Conditional Grants - Canada                    188.6        179.1        178.1         182.3         185.7
                                            ----------  -----------  -----------  ------------ -------------
 Total - Grants from Canada                   2,055.3      1,768.3      1,768.5       2,000.3       1,884.0
                                            ----------  -----------  -----------  ------------ -------------
 Total - Ordinary Revenue                    $4,055.0     $4,418.0     $4,481.2      $4,830.6      $4,830.3
                                            ==========  ===========  ===========  ============ =============
------------------
(1)  Includes Lottery Revenues, New Brunswick Municipal Finance Corporation,
     New Brunswick Liquor Corporation, New Brunswick Power Corporation,
     Workplace Health, Safety and Compensation Commission.


                     TABLE II - COMPARATIVE STATEMENT OF ORDINARY EXPENDITURE

                                                         Fiscal Year Ended March 31,              Budget
                                                           (millions of dollars)                Estimate
                                        -------------------------------------------------- -------------
                                             1999         2000         2001          2002          2003
                                        ----------  -----------  -----------  ------------ -------------

 Economic Development                      $417.5        $152.3       $126.4       $144.6        $118.8
 Education                                  836.4         823.7        821.9        886.5         943.7
 Employment Development & Labour              ---         202.7        200.7        198.4         205.2
 Family and Community Services              373.6         651.9        654.2        679.7         699.1
 Health                                   1,404.3       1,208.0      1,280.0      1,393.4       1,430.2
 Municipal Affairs                          126.7           ---          ---          ---           ---
 Protection Services                        107.0         125.8        123.5        126.2         128.7
 Resource Sector                              ---         133.9        137.7        130.2         133.0
 Transportation                             148.1         146.2        145.3        150.7         148.6
 Central Government                         184.8         353.9        435.7        471.4         440.1
 Service of the Public Debt                 616.4         610.7        637.3        651.8         685.0
                                        ------------  ------------ ------------ ------------  ----------
 Total Ordinary Expenditure              $4,214.8      $4,409.1     $4,562.7     $4,832.9      $4,932.4
                                        ============  ============ ============ ============  ==========


                                 TABLE III -- COMPARATIVE STATEMENT OF NET CAPITAL EXPENDITURE

                                                             Fiscal Year Ended March 31,                 Budget
                                                                (millions of dollars)                  Estimate
                                                  ----------------------------------------------  -------------
                                                    1999        2000        2001        2002              2003
                                                  ----------  ----------  ----------  ----------  -------------
Expenditure:
  Highways                                           $175.6      $179.4       $80.8      $107.4         $151.6
  Bridges                                              19.5        25.1        13.2        16.7           16.5
  Economic and Regional Development Projects            5.6         5.0         2.9         0.7            ---
  Schools                                              20.3        38.8        33.6        34.5           34.0
  Hospitals                                            11.3        17.0         8.2        12.1           11.6
  Other Public Buildings                                7.2         7.5         7.9        13.4           19.0
   Land Purchase                                       62.6         ---         ---         ---            ---
  Water Pollution Control Grants                        0.8         2.1         2.5         0.5            0.5
   Solid Waste Management                              10.7        11.0         0.5         0.4            0.9
  Purchase of Vehicles and Equipment                    4.3         2.8         ---         ---            ---
  Other                                                 7.3         7.7         3.5        17.2           23.7
                                                  ----------  ----------  ----------  ----------  -------------
Total Expenditure                                     325.2       296.4       153.1       202.9          257.8
                                                  ----------  ----------  ----------  ----------  -------------
Recoveries:
  Recoveries from Canada
    Highways                                           19.1        33.5         9.6        16.6           40.1
    Economic and Regional Development Projects          8.2         7.0         0.5         0.8            7.0
    Other                                              10.1         ---         ---         0.7            0.2
                                                  ----------  ----------  ----------  ----------  -------------
                                                       37.4        40.5        10.1        18.1           47.3
  Other Recoveries                                      4.5         2.5         1.1         1.8            0.7
                                                  ----------  ----------  ----------  ----------  -------------
Total Recoveries                                       41.9        43.0        11.2        19.9           48.0
                                                  ----------  ----------  ----------  ----------  -------------
Net Capital Expenditure                              $283.3      $253.4      $141.9      $183.0         $209.8
                                                  ==========  ==========  ==========  ==========  =============

                             TABLE IV -- COMPARATIVE STATEMENT OF NET DEBT

                                                        Fiscal Year Ended March 31,                 Budget
                                                           (millions of dollars)                  Estimate
                                             ----------------------------------------------  -------------
                                               1999         2000        2001        2002              2003
                                             ----------  ----------  ----------  ----------  -------------
Net Debt - Beginning of year                  $5,783.0    $5,982.7     $6,913.8   $6,798.0        $6,654.2
                                             ----------  ----------  ----------  ----------  -------------
Ordinary Account (Surplus) Deficit               159.8        (8.9)        81.5        2.3           102.0
Net Capital Expenditure                          283.3       253.4        141.9      183.0           209.8
Special Purpose (Surplus) Deficit                 (8.7)       (7.3)        (6.7)      (3.6)           (1.5)
Special Operating Agency  (Surplus) Deficit       (5.3)        0.8         (6.0)       2.6           (11.6)
Earnings from Sinking Funds                     (226.5)     (203.6)      (220.0)    (230.9)         (240.0)
Elimination of Inter-Account Transactions          ---         ---          ---       (1.1)            ---
Adjustments on Consolidation                      (2.9)       (7.1)      (106.5)     (96.1)            ---
                                             ----------  ----------  ----------  ----------  -------------
Increase (Decrease) in Net Debt for the year     199.7        27.3       (115.8)    (143.8)           58.7
Unusual Item                                       ---       903.8          ---        ---             ---
                                             ----------  ----------  ----------  ----------  -------------
Net Debt - End of year                        $5,982.7    $6,913.8     $6,798.0   $6,654.2        $6,712.9
                                             ==========  =========   ==========  ==========  =============

                                      46


                                       TABLE V -- COMPARATIVE STATEMENT OF NET LOANS AND ADVANCES


                                                    Fiscal Year Ended March 31,                 Budget
                                                       (millions of dollars)                  Estimate
                                         ----------------------------------------------  -------------
                                           1999        2000        2001        2002              2003
                                         ----------  ----------  ----------  ----------  -------------
Disbursements:
  Agricultural Development Board              $4.4        $4.2        $3.1       $1.9           $5.8
  Algonquin Properties Ltd.                    1.2         1.0         ---        ---            ---
  Economic Development Act                    22.2        28.9        39.2       10.8           45.0
  Fisheries Development Act                    4.5         5.1         4.5        5.1            8.0
  Housing                                      6.3         6.4         6.7        6.3            7.1
  Other                                        4.2         0.2         4.2       11.4            3.1
                                         ----------  ----------  ----------  ----------  -------------
                                              42.8        45.8        57.7       35.5           69.0
                                         ----------  ----------  ----------  ----------  -------------
Recoveries:
  Agricultural Development Board               0.9         1.3         1.9        1.6            3.5
  Economic Development Act                    23.6        13.0        18.8        8.7           13.0
  Fisheries Development Act                    3.3         4.4         4.4        3.6            4.4
  Housing                                      2.6         3.0         3.3        3.9            3.4
  Other                                        1.9         2.1         0.8        5.1            2.2
                                         ----------  ----------  ----------  ----------  -------------
                                              32.3        23.8        29.2       22.9           26.5
                                         ----------  ----------  ----------  ----------  -------------
Net Loans and Advances                       $10.5       $22.0       $28.5      $12.6          $42.5
                                         ==========  ==========  ==========  ==========  =============




                                                 FUNDED DEBT OUTSTANDING AT MARCH 31, 2002

                                           Sinking Fund                                    Amount
                               Interest     Installment                                Outstanding
Date of Maturity                Rate %         Rate %       Series   Currency Amount   Amount (CAN $)     Date Issued    Reference
----------------                -----          -----        ------   ---------------   ---------------    ------------   ---------

Repayable in United
States Dollars:
 1 Oct    2002                  7.125        1 & 1.5        EL        US$ 257,000.0      $409,529.5     Oct 92, Dec 93       2,9
29 June   2004                  7.625          1.5          EY            200,000.0       318,700.0          June 1994       2
 5 July   2004                  7.556          1.5          EX             47,500.0        75,691.3         July  1994       2,11
20 June   2005                  6.5            1.5          FH            150,000.0       239,025.0         June  1995       2
15 Feb.   2013                  7.625        1 & 1.5        EO            200,000.0       318,700.0     February  1993       2
15 Aug.   2013                  6.75         1 & 1.5        ET            200,000.0       318,700.0        Sept.  1993       2
 3 March  2018                  9.5          1 & 1.5        DM            139,005.0       221,504.5        March  1988       4,6
15 May    2020                  9.75         1 & 1.5        DU            200,000.0       318,700.0          May  1990       2
 1 May    2022                  8.75         1 & 1.5        EI            200,000.0       318,700.0          May  1992       2
                                                                  ------------------- --------------
                                                                    US$ 1,593,505.0  C$ 2,539,250.2
                                                                  =================== --------------

Repayable in Japanese Yen:
 7 July   2002-10                  5            1.5         DI          9,744,000.0    C$ 117,083.9         July  1987       5
                                                                  -------------------  ------------
                                                                        9,744,000.0    C$ 117,083.9
                                                                  =================== --------------

Repayable in Swiss Francs:
 3 Nov.   2006                   5.625          1.5          FQ            100,000.0    C$ 94,640.0         March 1998       2,15
                                                                  =================== --------------
                                                                       Sfr 100,000.0     C$94,640.0
                                                                  =================== --------------
Repayable in Canadian Dollars:
 1 Apr.   2002-1 Mar. 2003   12.01 - 16.53       1           CP                             73,185.0       1982 - 1983       1
 1 Apr.   2002                   9.125        1 & 1.5        EE                            200,000.0        Dec.  1991       2
23 May    2002                    8.1           1.5          FG                             20,000.0         May  1995       2
26 Aug.   2002                   8.375        1 & 1.5        EK                            200,000.0      August  1992       2
 9 Dec.   2002                   8.44           1.5          EM                             30,640.6        Dec.  1992       2,7
17 Mar.   2003                     8             1           EQ                            300,000.0    Mar, Apr. 1993       2,10
 5 Apr.   2003-1 Mar. 2004   10.92 - 12.14       1           CP                             71,205.0       1983 - 1984       1
28 July   2003                    7.5         1 & 1.5        ES                            200,000.0         July 1993       2
 3 Dec.   2003                   7.441          1.5          EU                             59,750.5        Dec.  1993       2,8
 2 Apr.   2004-10 Jan. 2005  12.08 - 14.06       1           CP                             67,087.0       1984 - 1985       1
 9 June   2004                    5.4           1.5          FS                             50,000.0         June 1998       2
26 Aug.   2004                 Floating         1.5          EZ                             71,200.0      August  1994       2,12
27 Sept.  2004                 Floating         1.5          FB                             41,101.5       Sept.  1994       2,13
 1 Oct.   2004                 Floating         1.5          FA                             55,100.0       Sept.  1994       2,14
10 Apr.   2005-10 Dec. 2005  10.8 - 12.57        1           CP                             46,125.0              1985       1
19 Apr.   2005                   8.75         1 & 1.5        FE                            200,000.0       April  1995       2
15 Dec.   2005                   7.50         1 & 1.5        FK                            200,000.0        Dec.  1995       2
 9 May    2006-10 Mar. 2007   9.04 - 9.97        1           CP                             75,518.0       1986 - 1987       1
19 June   2006                   7.75           1.5          FL                            200,000.0         June 1996       2
16 Sept.  2006                   9.75           1.5          DE                            100,000.0       Sept.  1986       3
16 Oct.   2006                   7.10           1.5          FM                            200,000.0         Oct. 1996       2
 3 Nov.   2006                   5.625          1.5          FQ                             54,932.2        March 1998       2,15
26 Feb.   2007                   6.75         1 & 1.5        FN                            200,000.0     February 1997       2
10 Apr.   2007-10 Mar.  2008 9.12 - 11.07        1           CP                             62,396.0       1987 - 1988       1
11 Apr.   2008-1 Dec. 2008   9.62 - 10.39        1           CP                             59,314.0              1988       1
 2 June   2008                   5.70           1.5          FR                            550,000.0     Mar, Oct 1998       2,16
 3 Apr.   2009-1 Mar. 2010   9.15 - 10.31        1           CP                             64,307.0       1989 - 1990       1
 2 June   2009                   5.25           1.5          FU                            550,000.0    May, Sept 1999       2,18


                                      48


22 June   2009                   10.25          1.5          DR                             88,019.0        June  1989       2,6
23 Nov.   2009                    10          1 & 1.5        DT                            120,359.0         Nov. 1989       2,6
 2 Apr.   2010-1 Mar. 2011   10.36 - 11.04      1.5          CP                             40,360.0       1990 - 1991       1
15 June   2010                   6.375        1 & 1.5        FW                            600,000.0    June, Dec 2000       2,20
10 Apr.   2011-10 July 2011  9.81 - 10.04       1.5          CP                             58,458.0              1991       1
12 July   2011                    5.8         1 & 1.5        FX                            600,000.0     Feb,June 2001       2,21
31 Oct.   2011                  10.125        1 & 1.5        ED                            200,000.0         Oct. 1991       2
          011                                                                                             Dec  01, Feb
 1 Dec.   2                      5.85         1 & 1.5        FY                            600,000.0                02       2,22
11 May    2012-10 July 2012   9.17 - 9.45       1.5          CP                             41,673.0              1992       1
18 Jan.   2013                   9.25         1 & 1.5        EN                            200,000.0      January 1993       2
28 June   2013                    8.5         1 & 1.5        ER                            200,000.0         June 1993       2
13 Jan.   2014                   7.75           1.5          EW                            200,000.0      January 1994       2
12 May    2015                   8.75         1 & 1.5        FF                            200,000.0          May 1995       2
27 June   2017                   6.75           1.5          FO                            250,000.0         June 1997       2
27 Dec.   2017                     6            1.5          FP                            250,000.0         Nov. 1997       2
 2 Apr.   2019 - 3 Mar.  2020  5.64-6.82        1.5          CP                             46,892.0         1999-2000       1
 1 Apr.   2020 - 2 Mar.  2021  6.25-6.76        1.5          CP                             53,014.0         2000-2001       1
 1 Apr.   2021 - 1 Mar.  2022  6.26-6.70        1.5          CP                             74,784.4         2001-2002       1
27 Dec.   2028                   5.65           1.5          FT                            500,000.0    July 98,Feb 99       2,17
15 Dec.   2029                5.75 / 6.29        1           FV                             50,000.0         Dec. 1999       19

                                                                                    -----------------
                                                                                      C$ 8,375,421.2
                                                                                    -----------------
                                                                                     C$ 11,126,395.3
                                                                                    =================
---------------
Note:
 Up to 31 March 1980, the sinking fund installment rate on the Series CP debentures was 3%. Commencing 1 April 1980, the minimum rate was reduced to
 1%.

References:

(1) Issued to Canada Pension Plan Investment Fund, not negotiable, transferable or assignable. Twenty year bonds redeemable in whole, or in part, at 100% on not less than six months notice.

(2)  Non-callable.

(3) Redeemable at the option of the Province on 16 September 2003 or on any date thereafter prior to maturity, as a whole or in part, on not less than 30 days notice at 100% of the principal amount plus accrued interest, if any, to the date fixed for redemption.

(4) Redeemable in whole or in part at any time on or after 3 March 2003 at par plus accrued interest on not less than 30 days prior notice.

(5) Repayable in twenty semi-annual instalments of 4.7% of the principal from 7 July 2000 to 7 January 2010 with the remaining balance due on 7 July 2010. Redeemable in whole or in part at the option of the Province on not less than 30 days notice on 7 July 2000 or any interest payment date thereafter at a premium of one half of one percent of the principal amount prepaid plus accrued interest provided that the amount prepaid is one billion yen or an integral multiple thereof or all of the loan then outstanding.

(6) Pursuant to Section 24 of the Provincial Loans Act, the Minister of Finance authorized the cancellation of a portion of this issue held as an investment in the Sinking Fund effective 1 April 1991. The Sinking Fund instalment is the same as that made prior to the cancellation.

(7) Canadian $30,640.6 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province's debt of series EM 5.5% 3,000,000.0 Yen due 9 December 2002. Interest is payable semi-annually in Canadian dollars at the rate of 8.44% per annum.

(8) Canadian $59,750.5 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province's debt of series EU 5,000,000.0 Yen due 3 December 2003. Interest is payable at the rate of 7.441% semi-annually.

(9) In December 1993, the Province issued an additional $32,000.0 of its series EL debentures.

(10) In April 1993, the Province issued an additional $100,000.0 of its series EQ debentures.

(11) US $47,500.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province's debt of Series EX 4.6% 5,000,000.0 Yen due 5 July 2004. Interest payments under the agreement are at a rate of 7.556% semi-annually in US dollars.

(12) Canadian $71,200.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province's debt of Series EZ 4.4% 5,000,000.0 Yen due 26 August 2004. Interest is payable semi-annually in Canadian dollars at a floating rate.

(13) Canadian $41,101.5 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province's debt of Series FB 4.7% 3,000,000.0 Yen due 27 September 2004. Interest is payable semi-annually in Canadian dollars at a floating rate.

(14) Canadian $55,100.0 represents the amount payable under an interest rate and currency swap agreement with a counterparty for the repayment at maturity of the Province's debt of Series FA 4.76% 4,000,000.0 Yen due 1 October 2004. Interest is payable quarterly in Canadian dollars at a floating rate.

(15) Swiss Franc 100,000.0 represents the amount payable under a swap transaction for the repayment at maturity of a portion of series FQ $150,000.0 due 3 November 2006. The remaining $54,932.2 of series FQ is repayable in Canadian dollars. Interest is payable semi-annually in Canadian dollars.

(16) In October 1998, the Province issued an additional $250,000.0 of its Series FR debentures.

(17) In February 1999, the Province issued an additional $250,000.0 of its Series FT debentures.

(18) In September 1999, the Province issued an additional $250,000.0 of its Series FU debentures.

(19) Puttable at par on 15 December 2007 at the option of the note holder with 10 calendar days notice. The interest rate is 5.75% to 15 December 2007. After this date, until maturity, the interest rate is 6.29%.

(20) In December 2000, the Province issued an additional $300,000.0 of its Series FW debentures.

(21) In June 2001, the Province issued an additional $300,000.0 of its Series FX debentures.

(22) In February 2002, the Province issued an additional $300,000.0 of its Series FY debentures

                               FOREIGN EXCHANGE

          Canada maintains a floating exchange rate for the Canadian dollar to permit the rate to be determined by fundamental market forces without intervention except as required to maintain orderly conditions.

          Spot exchange rates for the U.S. dollar, Japanese yen and Swiss franc in Canada, expressed in Canadian dollars, are shown in the table below for 1997 through 2001.



Average of Noon Spot Rates      1997       1998      1999      2000      2001
--------------------------      ----       ----      ----      ----      ----

U.S. Dollar                  $1.3844    $1.4831   $1.4859   $1.4852   $1.5489
Japanese Yen (100 yen)         1.145     1.139      1.311     1.378    1.2755
Swiss Franc                   0.9548     1.0258    0.9901    0.8796    0.9189



Source:  Bank of Canada


                            SOURCES OF INFORMATION

          Information included herein which is designated as being taken from a publication of the Province or Canada, or any agency or instrumentality of either, is included herein upon the authority of such publication as a public official document.

          The financial statements of the Province included herein under the heading "Tables and Supplementary Information of the Province" have been taken from the Public Accounts of the Province (subject to certain adjustments for purposes of comparability) and the forecast of revenue and expenditure published in the Budget Estimates. All financial information of the Province contained herein was obtained from the annual Budget and Main Estimates, the financial reviews pertaining thereto and the Public Accounts, or was prepared by representatives of the Department of Finance in their official capacities. The information set forth under "Province of New Brunswick", and other than as described in the preceding paragraph, was prepared by representatives of the Department of Finance in their official capacities.